$20,000,000 Consumer Portfolio Services, Inc.	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-204492
Three and Six Month Renewable Unsecured Subordinated Notes

One, Two, Three, Four, Five and Ten Year Renewable Unsecured Subordinated Notes

___________________________

We are offering our renewable unsecured subordinated notes to new purchasers and existing noteholders. We are offering the notes for cash and as renewals of previously-issued or to-be-issued notes, up to a maximum of $20,000,000 in aggregate principal amount (inclusive of renewals). As of the date of this prospectus supplement, we are offering the notes with maturities ranging from three months to ten years. However, depending on our capital needs, notes with certain terms may not always be offered. We will establish interest rates on the notes offered in this prospectus supplement from time to time in interest rate supplements to this prospectus supplement. Our filing such an interest rate supplement will not affect the interest rates applicable to any notes previously sold.

The notes are unsecured obligations and your right to payment is subordinated in right of payment to substantially all of our existing and future indebtedness, other than our issued and outstanding renewable unsecured subordinated notes, each of which is pari passu in right of payment with the notes offered hereby. As of December 31, 2018, we had approximately $2,240 million of debt outstanding that is senior to the notes, all of which was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $2,271 million of outstanding obligations senior to the notes. As of June 30, 2019, we had approximately $2,256 million of debt outstanding that is senior to the notes, all of which was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $2,310 million of outstanding obligations senior to the notes.

Upon maturity, your notes will be automatically renewed for the same term as your maturing notes. The interest rate will be what we are then offering to other investors with similar aggregate note portfolios for notes of the same term, as described on the next page or specified in the most recently filed interest rate supplement, unless we elect not to have your notes renewed or unless you notify us within 15 days after the maturity date for your notes that you want your notes repaid. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity or, if no such rate is specified, the rate of the existing note. The interest rate on your renewed note may differ from the interest rate applicable to your note during the prior term. After giving you thirty days’ advance notice, we may redeem all or a portion of your notes for their original principal amount plus accrued and unpaid interest. You also may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we are currently prohibited by contract from making any such repurchases. See “Description Of The Notes - Redemption or Repurchase Prior To Stated Maturity - Repurchase At Request of Holder.”

We will market and sell the notes directly to the public. The notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market. We do not intend to make a market in the notes and we do not anticipate that a market in the notes will develop. There will be significant restrictions on your ability to transfer or resell the notes. We have not requested a rating for the notes; however, third parties may independently rate them.

The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity. Investing in the notes involves risks, which are described in “Risk Factors” beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	100.00%	100.00%
Selling agent commissions	none	none
Proceeds to CPS, before expenses	100.00%	100.00%

See “Plan of Distribution” for a description of anticipated expenses to be incurred in connection with our offering and selling the notes. There will be no underwriting discount. We are not required to sell any specific number or dollar amount of notes in order to accept subscriptions.

We are offering these notes to investors in the United States of America, other than in the states of Alabama, Alaska, Arizona, Delaware, Kentucky, Maryland, Massachusetts, Montana, Nebraska, Nevada, New Hampshire, New Jersey, North Dakota, Oregon, Rhode Island, Utah, Virginia, Washington, West Virginia and Wyoming.

The date of this Prospectus Supplement is August 21, 2019

We will issue the notes in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security or a negotiable instrument that evidences your notes. We will deliver written confirmations to purchasers of the notes. Wells Fargo Bank, National Association, Minneapolis, Minnesota, will act as trustee for the notes.

Interest Rates Effective through August 31, 2019

	Portfolio Amount (1)
	$1,000	$2,000	$7,500	$15,000	$25,000	$50,000	$75,000	$100,000
Note Term	to	to	to	to	to	to	to	or
	$1,999	$7,499	$14,999	$24,999	$49,999	$74,999	$99,999	More
3 Month	5.00%	5.00%	5.00%	5.00%	5.35%	5.70%	6.05%	6.40%
6 Month	5.25%	5.25%	5.25%	5.25%	5.60%	5.95%	6.30%	6.65%
1 Year	6.00%	6.75%	7.50%	8.25%	8.75%	9.25%	9.75%	10.25%
2 Year	6.50%	7.25%	8.00%	8.75%	9.25%	9.75%	10.25%	10.75%
3 Year	7.00%	7.75%	8.50%	9.25%	9.75%	10.25%	10.75%	11.25%
4 Year	7.50%	8.25%	9.00%	9.75%	10.25%	10.75%	11.25%	11.75%
5 Year	8.00%	8.75%	9.50%	10.25%	10.75%	11.25%	11.75%	12.25%
10 Year	8.25%	8.25%	8.25%	8.25%	8.60%	8.95%	9.30%	9.65%

(1)	We determine the applicable portfolio amount at the time you purchase or renew a note by aggregating the principal amount of all notes issued by Consumer Portfolio Services, Inc. that are currently owned by you and your immediate family members. Immediate family members include your parents, children, siblings, grandparents and grandchildren. Members of a sibling’s family are also considered immediate family members if the sibling is also a note holder.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus supplement and from our reports filed with the SEC, and may not contain all the information that may be important to you. You should read the entire prospectus and the other information that is incorporated by reference into this prospectus before making an investment decision. Certain industry terms that we use are defined in the glossary, which begins on page S-40.

This prospectus supplement is supplement to a base prospectus that is included in a registration statement we filed with the SEC, file number 333-204492, and should be delivered with and read in conjunction with that base prospectus. For convenience, we refer hereafter to the base prospectus and this prospectus supplement together as the prospectus.

CPS

We are a specialty finance company. Our business is to purchase and service retail automobile contracts originated primarily by franchised automobile dealers and, to a lesser extent, by select independent dealers in the United States in the sale of new and used automobiles, light trucks and passenger vans. Through our automobile contract purchases, we provide indirect financing to the customers of dealers who have limited credit histories or past credit problems, who we refer to as sub-prime customers. We serve as an alternative source of financing for dealers, facilitating sales to customers who otherwise might not be able to obtain financing from traditional sources, such as commercial banks, credit unions and the captive finance companies affiliated with major automobile manufacturers. In addition to purchasing installment purchase contracts directly from dealers, we have also acquired installment purchase contracts in four merger and acquisition transactions, and purchased or originated immaterial amounts of loans secured by vehicles. In this prospectus, we refer to all of such contracts and loans as "automobile contracts."

We were incorporated and began our operations in March 1991. We consist of Consumer Portfolio Services, Inc. and subsidiaries (collectively, “we,” “us,” “CPS” or “the Company”). From inception through December 31, 2018, we have purchased a total of approximately $15.2 billion of automobile contracts from dealers. In addition, we acquired a total of approximately $822.3 million of automobile contracts in mergers and acquisitions in 2002, 2003, 2004 and, most recently in September 2011. Contract purchase volumes and managed portfolio levels for the five years ended December 31, 2018 are shown in the table below:

Contract Purchases and Outstanding Managed Portfolio
	$ in thousands
Year	Contracts Purchased in Period	Managed Portfolio at Period End
2014	944,944	1,643,920
2015	1,060,538	2,031,136
2016	1,088,785	2,308,070
2017	859,069	2,333,530
2018	902,416	2,380,847

Our principal executive offices are at 3800 Howard Hughes Parkway, Suite 1400, Las Vegas, Nevada 89169. Our telephone number is 949-753-6800. Most of our operational and administrative functions take place in Irvine, California. Credit and underwriting functions are performed primarily in our California branch with certain of these functions also performed in our Florida and Nevada branches. We service our automobile contracts from our California, Nevada, Virginia, Florida and Illinois branches.

S-1

The majority of our contract acquisitions volume results from our purchases of retail installment sales contracts from franchised or independent automobile dealers. We establish relationships with dealers through our employee marketing representatives, who contact prospective dealers to explain our automobile contract purchase programs, and thereafter provide dealer training and support services. Our marketing representatives represent us exclusively. They may be located in our Irvine branch, in our Las Vegas branch, or in the field, in which case they work from their homes and support dealers in their geographic area. Our marketing representatives present dealers with a marketing package, which includes our promotional material containing the terms offered by us for the purchase of automobile contracts, a copy of our standard-form dealer agreement, and required documentation relating to automobile contracts. As of December 31, 2018, we had 81 marketing representatives and in that month we received applications from 8,201 dealers in 46 states. As of December 31, 2018, approximately 74% of our active dealers were franchised new car dealers that sell both new and used vehicles, and the remainder were independent used car dealers.

We also solicit credit applications directly from prospective automobile consumers through the internet under a program we refer to as our direct lending platform. For qualified applicants we offer terms similar to those that we offer through dealers, though without a down payment requirement and with more restrictive loan-to-value and credit score requirements. Applicants approved in this fashion are free to shop for and purchase a vehicle from a dealer of their choosing, after which we enter into a note and security agreement directly with the consumer. During the year ended December 31, 2018 automobile contracts originated under the direct lending platform represented 2.8% of our total acquisitions and represented 1.6% of our outstanding managed portfolio as of December 31, 2018. Regardless of whether an automobile contract is originated from one of our dealers or through our direct lending platform, the discussion that follows regarding our acquisitions guidelines, procedures and demographic statistics applies to all of our originated contracts.

For the year ended December 31, 2018, approximately 74% of the automobile contracts originated under our programs consisted of financing for used cars and 26% consisted of financing for new cars, as compared to 75% financing for used cars and 25% for new cars in the year ended December 31, 2017.

We originate automobile contracts with the intention of financing them on a long-term basis through securitizations. Securitizations are transactions in which we sell a specified pool of automobile contracts to a special purpose subsidiary of ours. The subsidiary in turn issues (or contributes to a trust that issues) asset-backed securities, which are purchased by institutional investors. Since 1994, we have completed 82 term securitizations of approximately $13.9 billion in automobile contracts. We depend upon the availability of short-term warehouse credit facilities as interim financing for our contract purchases prior to the time we pool those contracts for a securitization. As of the date of this prospectus supplement we have three such short-term warehouse facilities, each with a maximum borrowing amount of $100 million.

S-2

The Offering

Issuer	Consumer Portfolio Services, Inc.

Trustee	Wells Fargo Bank, National Association

Selling Agent	None

Paying Agent	Wells Fargo Bank, National Association

Securities Offered	Renewable Unsecured Subordinated Notes. The notes represent our unsecured promise to repay principal at maturity and to pay interest during the term or at maturity. By purchasing a note, you are lending money to us without any collateral security.

Method of Purchase	Prior to your purchase of notes, you will be required to complete a subscription agreement that will set forth the principal amount of your purchase, the term of the notes and certain other information regarding your ownership of the notes. The form of subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part. We will mail you written confirmation that your subscription has been accepted.

Denomination	You may choose the denomination of the notes you purchase in any principal amount of $1,000 or more, including odd amounts.

Offering Price	100% of the principal amount per note.

Rescission Right	You may rescind your investment within five business days of the postmark date of your purchase confirmation without incurring an early redemption penalty. In addition, if your subscription agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, you will be able to rescind your investment subject to the conditions set forth in this prospectus. See “Description of the Notes — Rescission Right” for additional information.

Maturity	You may generally choose maturities for your notes of 3 or 6 months or 1, 2, 3, 4, 5 or 10 years; however, depending on our capital requirements, we may not sell notes of all maturities at all times.

Interest Rate	The interest rate of the notes will be established at the time you purchase them, or at the time of renewal, based upon the rates we are offering in our latest interest rate supplement to this prospectus, and will remain fixed throughout each term. We may offer higher rates of interest to investors with larger aggregate note portfolios, as set forth in the then current interest rate supplement.

Interest Payment Dates	You may choose to receive interest payments monthly, quarterly, semiannually, annually or at maturity. If you choose to receive interest payments monthly, you may choose the day on which you will be paid. Subject to our approval, you may change the interest payment schedule or interest payment date once during each term of your notes.

S-3

Principal Payment	We will not pay principal over the term of the notes. We are obligated to pay the entire principal balance of the outstanding notes upon maturity.

Payment Method	Principal and interest payments will be made by direct deposit to the account you designate in your subscription documents.

Renewal or Redemption at Maturity

Upon maturity, the notes will be automatically renewed for the same term at the interest rate we are offering at that time to other investors with similar aggregate note portfolios for notes of the same maturity, unless we notify you prior to the maturity date that we intend to repay the notes. You may also notify us within 15 days after the maturity date that you want your notes repaid. This 15 day period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective.

If notes with similar terms are not being offered at the time of renewal, the interest rate upon renewal will be (a) the rate specified by us on or before the maturity date or (b) if no such rate is specified, the rate of your existing notes. The interest rate being offered upon renewal may, however, differ from the interest rate applicable to your notes during the prior term. See “Description of the Notes — Renewal or Redemption on Maturity.”

Optional Redemption or Repurchase	After giving you 30 days’ prior notice, we may redeem some or all of your notes at a price equal to their original principal amount plus accrued but unpaid interest.

You may request us to repurchase your notes prior to maturity; however, unless the request is due to your death or total permanent disability, we are currently prohibited by contract from making any such repurchases.

See “Description of Notes — Redemption or Repurchase Prior To Stated Maturity- Repurchase At Request of Holder.”

Consolidation, Merger or Sale	Upon any consolidation, merger or sale of our company, we will either redeem all of the notes or our successor will be required to assume our obligations to pay principal and interest on the notes pursuant to the indenture for the notes. For a description of these provisions see “Description of the Notes - Consolidation, Merger or Sale.”

Ranking; No Security	The notes:

• are unsecured;
• rank junior to our existing and future secured debt, including the debt of our special purpose entities;
• rank junior to our existing and future senior unsecured debt, including debt we may incur under our existing and future credit facilities; and
• rank pari passu to our issued and outstanding renewable unsecured subordinated notes.

S-4

As of June 30, 2019, we had approximately $2,256 million of debt outstanding that is senior to the notes, all of which was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $2,310 million of outstanding obligations senior to the notes. As of December 31, 2018, we had approximately $2,240 million of debt outstanding that is senior to the notes, all of which was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $2,271 million of outstanding obligations senior to the notes. See “Capitalization.”

Limited Restrictive Covenants	The indenture governing the notes contains very limited restrictive covenants. One of these covenants prohibits us from paying dividends on our capital stock if there is an event of default with respect to the notes or if payment of the dividend would result in an event of default. We are not restricted from entering into qualified sales or financing transactions or incurring additional indebtedness.

The covenants set forth in the indenture are more fully described under “Description of Notes — Restrictive Covenants.” These covenants have significant exceptions. We do not plan to issue any debt that is subordinate to the notes.

Use of Proceeds	If all the notes are sold, we would expect to receive up to approximately $19.8 million of net proceeds from this offering after paying the estimated offering expenses. To the extent that we sell the notes in exchange for outstanding notes, our net proceeds will be correspondingly reduced. The exact amount of net proceeds also may vary considerably depending on how long the notes are offered and other factors. We intend to use the net proceeds to fund the purchase of automobile contracts and for other general corporate purposes, which may include the payment of general and administrative expenses. See “Use of Proceeds.”

Absence of Public Market and Restrictions on Transfers

There is no existing market for the notes.

We do not anticipate that a secondary market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system, including without limitation the OTC Bulletin Board or any over-the-counter market.

You will be able to transfer or pledge the notes only with our prior written consent. See “Description of the Notes - Transfers.”

Book Entry	The notes will be issued in book entry or uncertificated form only. Except under limited circumstances, the notes will not be evidenced by certificated securities or negotiable instruments. See “Description of the Notes — Book Entry Registration and Transfers.”

S-5

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus. Specifically, we are incorporating by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2018, including an amendment to that Annual Report filed with the SEC on April 30, 2019;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019; and
•	Our Current Reports on Form 8-K filed with the SEC on January 28, February 19, March 1, March 19, April 18, May 31, July 30, and August 19, 2019.

In addition, all documents that we file in the future pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.

You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus and any applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities.

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that any of the following modifies or supersedes a statement in this prospectus or incorporated by reference in this prospectus:

•	in the case of a statement in a previously filed document incorporated by reference in this prospectus, a statement contained in this prospectus;
•	a statement contained in any accompanying prospectus supplement relating to our offering of the notes; or
•	a statement contained in any other subsequently filed document that is also incorporated by reference in this prospectus.

Any modified or superseded statement will not be deemed to constitute a part of this prospectus or any accompanying prospectus supplement, except as modified or superseded. Except as provided by the above mentioned exceptions, all information appearing in this prospectus and each accompanying prospectus supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon his or her written or oral request, a copy of any or all of the documents incorporated in this prospectus by reference, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents.

We will provide those documents, including any exhibits that are incorporated by reference into those documents, without cost to the requester.

Requests for copies should be directed to:	You may also obtain copies of any of such reports
at our website, free of charge, at
Consumer Portfolio Services, Inc.
3800 Howard Hughes Parkway Ste 1400	http://www.consumerportfolio.com/investorinfo.htm.
Las Vegas, NV 89169
Attention: Corporate Secretary
(949) 753-6800

notesinfo@consumerportfolio.com

S-6

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and at our website at http://www.consumerportfolio.com/investorinfo.htm.

We have also filed a registration statement on Form S-3, file number 333-204492, under the Securities Act with the SEC with respect to the notes offered by this prospectus and other securities that we may offer from time to time. This prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

RISK FACTORS

The risks described below set forth the material risks associated with the purchase of notes and our company. Before you invest in the notes, you should carefully consider these risk factors, as well as the other information regarding the notes and the company contained in this prospectus and in the documents incorporated by reference into this prospectus.

Risk Factors Relating to the Notes

Because of their characteristics, the notes may not be a suitable investment for you.

The notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing notes. The characteristics of the notes, including maturity, interest rate and lack of liquidity, may not satisfy your investment objectives. The notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the notes in relation to your other investment holdings and the diversity of those holdings.

Because the notes rank junior to substantially all of our existing and future debt and other financial obligations, your notes will lack priority in payment.

Your right to receive payments on the notes is junior to substantially all of our existing indebtedness and future borrowings (including debt of our special purpose entities). Your notes will be subordinated to the prior payment in full of all of our other debt obligations, other than our issued and outstanding renewable unsecured subordinated notes, and your notes will be pari passu in right of payment with our issued and outstanding renewable unsecured subordinated notes. As of June 30, 2019, we had approximately $2,256 million of debt outstanding that is senior to your notes, all of which was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $2,310 million of outstanding obligations senior to your notes. As of December 31, 2018, we had approximately $2,240 million of debt outstanding that is senior to your notes, all of which was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $2,271 million of outstanding obligations senior to your notes. We may also incur substantial additional indebtedness in the future that would also rank senior to your notes. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to make payments to you under the notes only after all payments had been made on all of our secured and unsecured indebtedness and other obligations that are senior to the notes. Sufficient assets may not remain after all such senior payments have been made to make any payments to you under the notes, including payments of interest when due or principal upon maturity.

S-7

Because there will be no trading market for the notes and because transfers of the notes require our consent, it may be difficult to sell your notes.

Your ability to liquidate your investment is limited because of transfer restrictions, the lack of a trading market and the limitation on repurchase requests prior to maturity. Your notes may not be transferred without our prior written consent. In addition, there will be no trading market for the notes. Due to the restrictions on transfer of the notes and the lack of a market for the sale of the notes, even if we permitted a transfer, you might be unable to sell, pledge or otherwise liquidate your investment. We are currently subject to contractual restrictions that prohibit us from repurchasing notes except in the case of death or total permanent disability of the related holder. In any event, the total principal amount of notes that we would be required to repurchase in any calendar quarter, for any reason, will be limited to the greater of $1 million or 2% of the aggregate principal amount of all notes outstanding at the end of the previous quarter. See “Description of the Notes.”

Because the notes will have no sinking fund, collateral security, insurance or guarantee, you may lose all or a part of your investment in the notes if we do not have enough cash to pay the notes.

There is no sinking fund, collateral security, insurance or guarantee of our obligation to make payments on the notes. The notes are not secured by any of our assets. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes. The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the notes, you will have to rely only on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. Our cash flow from operations could be impaired under the circumstances described under “—Risks Related to Our Business”. If our cash flow from operations and other sources of funds are not sufficient to pay any amounts owed under the notes, then you may lose all or part of your investment.

The notes will automatically renew unless you request repayment.

Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors with similar aggregate note portfolios for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us within 15 days after the maturity date that you want your notes repaid. This 15 day period will be automatically extended if you would otherwise be required to make the repayment election at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective. If notes with the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified. The interest rate on your renewed note may be lower than the interest rate of your original note. Any requests for repurchases after your notes are renewed will be subject to contractual restrictions that presently prohibit us from making any such repurchases and, in any event, to limitations on the amount of notes we would be willing to repurchase in any calendar quarter.

Because we have substantial indebtedness that is senior to the notes, our ability to pay the notes may be impaired.

	June 30, 2019	December 31, 2018
Warehouse lines of credit (1)	$139,224	$136,847
Residual interest financing (1)	39,292	39,106
Securitization trust debt (1)	2,077,286	2,063,627
Subordinated renewable notes	14,368	17,290
Total debt	$2,270,170	$2,256,870

S-8

We have now and, after we sell these notes, will continue to have a substantial amount of indebtedness. At June 30, 2019 and December 31, 2018, we had approximately $2,270 million and $2,257 million of debt outstanding, respectively, comprising (in thousands):

(1) Debt obligations of our special purpose entities

Our debt to net worth ratio at June 30, 2019 was 11.3 (excluding securitization trust debt, our debt to net worth ratio was 0.96), and our ratio of earnings to fixed charges, including interest expense on the above-mentioned debt, was 1.10. Our debt to net worth ratio at December 31, 2018 was 11.4 (excluding securitization trust debt, our debt to net worth ratio was 0.98), and our ratio of earnings to fixed charges, including interest expense on the above-mentioned debt, was 1.18.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes by, among other things:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	limiting our ability to borrow additional funds.

Although we believe we will generate sufficient free cash flow to service this debt and our obligations under the notes, there is no assurance that we will be able to do so. If we do not generate sufficient operating profits, our ability to make required payments on our senior debt, as well as on the debt represented by the notes described in this prospectus, may be impaired.

If we incur substantially more indebtedness that is senior to your notes, our ability to pay the notes may be impaired.

Subject to limitations contained in our credit facilities and in the indenture, we may incur substantial additional indebtedness in the future. The indenture for the notes does not prohibit us from incurring additional indebtedness. Any such borrowings would be senior to the notes. If we borrow more money, the risks to noteholders described in this prospectus could intensify.

Our management has broad discretion over the use of proceeds from the offering.

We expect to use the proceeds from the offering to fund the purchase of automobile contracts and for other general corporate purposes, which may include the payment of general and administrative expenses. Because no specific allocation of the proceeds is required in the indenture, our management will have broad discretion in determining how the proceeds of the offering will be used. See “Use of Proceeds.”

S-9

Because we are subject to many restrictions in our existing credit facilities, our ability to pay the notes may be impaired.

The terms of our existing credit facilities and our securitization trust debt impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. The indenture for the notes also imposes certain limited restrictions on our ability and that of our subsidiaries to take certain actions. Such terms and restrictions may be amended or supplemented from time to time without requiring any notice to or consent of the holders of the notes or the trustee. These restrictions may have an adverse impact on our business activities, results of operations and financial condition. These restrictions may also significantly limit or prohibit us from engaging in certain transactions, including the following:

•	incurring or guaranteeing additional indebtedness;

•	making capital expenditures in excess of agreed upon amounts;

•	paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

•	making investments;

•	creating or permitting liens on our assets or the assets of our subsidiaries;

•	issuing or selling capital stock of our subsidiaries;

•	transferring or selling our assets;

•	engaging in mergers or consolidations;

•	permitting a change of control of our company;

•	liquidating, winding up or dissolving our company;

•	changing our name or the nature of our business, or the names or nature of the business of our subsidiaries; and

•	engaging in transactions with our affiliates outside the normal course of business.

These restrictions may limit our ability to obtain additional sources of capital, which may limit our ability to repay the notes. In addition, the failure to comply with any of the covenants of our existing credit facilities or the indenture or to maintain certain indebtedness ratios would cause a default under one or more of our credit facilities and may cause a default under the indenture or our other debt agreements that may be outstanding from time to time. A default, if not waived, could result in acceleration of the related indebtedness, in which case such debt would become immediately due and payable. A continuing default or acceleration of one or more of our credit facilities, the indenture or any other debt agreement, will likely cause a default under the indenture and other debt agreements that otherwise would not be in default, in which case all such related indebtedness could be accelerated. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance our indebtedness. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due. Complying with these covenants may cause us to take actions that are not favorable to holders of the notes. See “Description of the Notes – Restrictive Covenants.”

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Because there are limited restrictions on our activities under the indenture, you will have only limited protections under the indenture.

In comparison to the restrictive covenants that are imposed on us by our existing credit facilities and other borrowing arrangements, the indenture governing the notes contains relatively minimal restrictions on our activities. In addition, the indenture contains only limited events of default other than our failure to timely pay principal and interest on the notes. Because there are only very limited restrictions and limited events of default under the indenture, we will not be restricted from issuing additional debt senior to your notes or be required to maintain any ratios of assets to debt in order to increase the likelihood of timely payments to you under the notes. Further, if we default in the payment of the notes or otherwise under the indenture, you will likely have to rely on the trustee to exercise your remedies on your behalf. You may not be able to seek remedies against us directly. See “Description of the Notes – Events of Default.”

Because we may redeem the notes at any time prior to their maturity, you may be subject to reinvestment risk.

We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to you. The notes would be redeemed at 100% of the principal amount plus accrued but unpaid interest up to but not including the redemption date. Any such redemption may have the effect of reducing the income or return on investment that any investor may receive on an investment in the notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the notes. See “Description of the Notes – Redemption or Repurchase Prior To Stated Maturity.”

Under certain circumstances, you may be required to pay taxes on accrued interest on the notes prior to receiving a sufficient amount of cash interest payments.

If you choose to have interest on your note paid at maturity and the term of your note exceeds one year, you may be required to pay taxes on the accrued interest prior to our making any interest payments to you. You should consult your tax advisor to determine your tax obligations.

Our Directors, Officers And Other Creditors Have Interests That May Conflict With Yours

Our officers, directors and certain of our creditors collectively have beneficial ownership of significant amounts of our common stock.  Through that ownership and as officers and directors, such persons are able to influence or determine the management and policies of the corporation.  The interests of such persons, in their capacities as creditors, shareholders, or both, may differ significantly from the interest of other investors.  In particular, the interests of senior secured creditors may conflict with the interests of holders of the notes, as senior creditors may be entitled to receive repayment of our indebtedness to them regardless of whether we generate sufficient cash to repay the notes.  Conversely, the interests of our shareholders may conflict with the interests of holders of the notes, as shareholders’ entitlement to distributions is subordinate to the rights of holders of the notes.  These conflicts are mitigated, though not eliminated, by the fact that any creditor that also owns shares of our common stock stands on both sides with respect to the holders of the notes: such a creditor holds both interests that are senior to, and interests that are subordinate to, the interests of holders of the notes.  Also, as officers and directors, such persons are subject to the fiduciary duties imposed by generally applicable corporation law.

Risk Factors Relating to CPS

We remind you that there are substantial risk factors relating to our business generally, in addition to those described above relating specifically to the Notes.

Our business, operating results and financial condition could be adversely affected by any of the following specific risks. In addition to the risks described below, we may encounter risks that are not currently known to us or that we currently deem immaterial, which may also impair our business operations.

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Risks Related to Our Business

We Require a Substantial Amount of Cash to Service Our Substantial Debt.

To service our existing substantial indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors, including our successful financial and operating performance. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include, without limitation:

•	the economic and competitive conditions in the asset-backed securities market;
•	the performance of our current and future automobile contracts;
•	the performance of our residual interests from our securitizations and warehouse credit facilities;
•	any operating difficulties or pricing pressures we may experience;
•	our ability to obtain credit enhancement for our securitizations;
•	our ability to establish and maintain dealer relationships;
•	the passage of laws or regulations that affect us adversely;
•	our ability to compete with our competitors; and
•	our ability to acquire and finance automobile contracts.

Depending upon the outcome of one or more of these factors, we may not be able to generate sufficient cash flow from operations or obtain sufficient funding to satisfy all of our obligations. Such factors may result in our being unable to pay our debts timely or as agreed. If we were unable to pay our debts, we would be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. These alternative strategies might not be feasible at the time, might prove inadequate, or could require the prior consent of our lenders. If executed, these strategies could reduce the cash available to pay your Notes.

We Need Substantial Liquidity to Operate Our Business.

We have historically funded our operations principally through internally generated cash flows, sales of debt and equity securities, including through securitizations and warehouse credit facilities, borrowings under senior secured debt agreements and sales of subordinated notes. However, we may not be able to obtain sufficient funding for our future operations from such sources. During 2008, 2009 and much of 2010, our access to the capital markets was impaired with respect to both short-term and long-term funding. While our access to such funding has improved since then, our results of operations, financial condition and cash flows have been and may continue to be materially and adversely affected. We require a substantial amount of cash liquidity to operate our business. Among other things, we use such cash liquidity to:

•	acquire automobile contracts;
•	fund overcollateralization in warehouse credit facilities and securitizations;
•	pay securitization fees and expenses;
•	fund spread accounts in connection with securitizations;
•	satisfy working capital requirements and pay operating expenses;
•	pay taxes; and
•	pay interest expense.

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Historically we have matched our liquidity needs to our available sources of funding by reducing our acquisition of new automobile contracts, at times to merely nominal levels. There can be no assurance that we will continue to be successful with that strategy.

Periods of Significant Losses.

From time to time throughout our history we have incurred net losses, most recently over the period beginning with the quarter ended September 30, 2008 and ending with the quarter ended September 30, 2011. We were adversely affected by the economic recession affecting the United States as a whole, for a time by increased financing costs and decreased availability of capital to fund our purchases of automobile contracts, and by a decrease in the overall level of sales of automobiles and light trucks. Similar periods of losses began in the quarter ended March 31, 1999 through the quarter ended December 31, 2000 and also from the quarter ended September 30, 2003 through the quarter ended March 31, 2005.

We expect to earn quarterly profits during 2019; however, there can be no assurance as to that expectation. Our expectation of profitability is a forward-looking statement. We discuss the assumptions underlying that expectation under the caption “Forward-Looking Statements” in this report. We identify important factors that could cause actual results to differ, generally in the “Risk Factors” section of this report, and also under the caption “Forward-Looking Statements.” One reason for our expectation is that we have had positive net income in each of the seven fiscal years ended December 31, 2018, although not in every quarter within that period.

Our Results of Operations Will Depend on Our Ability to Secure and Maintain Adequate Credit and Warehouse Financing on Favorable Terms.

Our business strategy requires that warehouse credit facilities be available in order to purchase significant volumes of receivables.

Historically, our primary sources of day-to-day liquidity have been our warehouse credit facilities, in which we sell and contribute automobile contracts, as often as twice a week, to special-purpose subsidiaries, where they are "warehoused" until they are financed on a long-term basis through the issuance of asset-backed notes. Upon issuance of the notes, funds advanced under one or more warehouse credit facilities are repaid from the proceeds. Our current short-term funding capacity is $300 million, comprising three credit facilities. The first $100 million credit facility was established in May 2012. This facility was most recently renewed in September 2018, extending the revolving period to September 2020, and adding an amortization period through September 2021. In April 2015, we entered into a second $100 million facility. This facility was renewed in April 2017 and again in February 2019, extending the revolving period to February 2021, followed by an amortization period to April 2023. In November 2015, we entered into a third $100 million facility. This facility was renewed in November 2017, extending the revolving period to November 2019, followed by an amortization period to November 2021. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Liquidity” in our Annual Report.

If we are unable to maintain warehouse financing on acceptable terms, we might curtail or cease our purchases of new automobile contracts, which could lead to a material adverse effect on our results of operations, financial condition and cash flows.

Our Results of Operations Will Depend on Our Ability to Securitize Our Portfolio of Automobile Contracts.

We depend upon our ability to obtain permanent financing for pools of automobile contracts by conducting term securitization transactions. By "permanent financing" we mean financing that extends to cover the full term during which the underlying automobile contracts are outstanding and requires repayment as the underlying automobile contracts are repaid or charged off. By contrast, our warehouse credit facilities permit us to borrow against the value of such receivables only for limited periods of time. Our past practice and future plan has been and is to repay loans made to us under our warehouse credit facilities with the proceeds of securitizations. There can be no assurance that any securitization transaction will be available on terms acceptable to us, or at all. The timing of any securitization transaction is affected by a number of factors beyond our control, any of which could cause substantial delays, including, without limitation:

•	market conditions;
•	the approval by all parties of the terms of the securitization;
•	our ability to acquire a sufficient number of automobile contracts for securitization.

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As stated elsewhere in this prospectus, during 2008 and 2009 we observed adverse changes in the market for securitized pools of automobile contracts, which made permanent financing in the form of securitization transactions difficult to obtain and more costly than in prior periods. These changes included reduced liquidity and reduced demand for asset-backed securities, particularly for securities carrying a financial guaranty or for securities backed by sub-prime automobile receivables. Although we have seen improvements in the capital markets from 2010 and thereafter, as compared to 2008 and 2009, if the market conditions for asset-backed securitizations should reverse, we could expect a material adverse effect on our results of operations.

Our Results of Operations Will Depend on Cash Flows from Our Residual Interests in Our Securitization Program and Our Warehouse Credit Facilities.

When we finance our automobile contracts through securitizations and warehouse credit facilities, we receive cash and retain a residual interest in the assets financed. Those financed assets are owned by the special-purpose subsidiary that is formed for the related securitization. This residual interest represents the right to receive the future cash flows to be generated by the automobile contracts in excess of (i) the interest and principal paid to investors or lenders on the indebtedness issued in connection with the financing, (ii) the costs of servicing the automobile contracts and (iii) certain other costs incurred in connection with completing and maintaining the securitization or warehouse credit facility. We sometimes refer to these future cash flows as "excess spread cash flows."

Under the financial structures we have used to date in our securitizations and warehouse credit facilities, excess spread cash flows that would otherwise be paid to the holder of the residual interest are first used to increase overcollateralization or are retained in a spread account within the securitization trusts or the warehouse facility to provide liquidity and credit enhancement for the related securities.

While the specific terms and mechanics vary among transactions, our securitization and warehousing agreements generally provide that we will receive excess spread cash flows only if the amount of overcollateralization and spread account balances have reached specified levels and/or the delinquency, defaults or net losses related to the automobile contracts in the automobile contract pools are below certain predetermined levels. In the event delinquencies, defaults or net losses on automobile contracts exceed these levels, the terms of the securitization or warehouse credit facility:

•	may require increased credit enhancement, including an increase in the amount required to be on deposit in the spread account to be accumulated for the particular pool; and

•	in certain circumstances, may permit affected parties to require the transfer of servicing on some or all of the securitized or warehoused contracts from us to an unaffiliated servicer.

We typically retain residual interests or use them as collateral to borrow cash. In any case, the future excess spread cash flow received in respect of the residual interests is integral to the financing of our operations. The amount of cash received from residual interests depends in large part on how well our portfolio of securitized and warehoused automobile contracts performs. If our portfolio of securitized and warehoused automobile contracts has higher delinquency and loss ratios than expected, then the amount of money realized from our retained residual interests, or the amount of money we could obtain from the sale or other financing of our residual interests, would be reduced. Such higher than expected losses occurred in 2008 through 2010, which had an adverse effect on our operations, financial condition and cash flows. Should significant increases in losses reoccur, such recurrence might have material adverse effects on our future results of operations, financial condition and cash flows.

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If We Are Unable to Obtain Credit Enhancement for Our Securitizations Upon Favorable Terms, Our Results of Operations Would Be Impaired.

In our securitizations from 1994 through 2008, we utilized credit enhancement in the form of one or more financial guaranty insurance policies issued by financial guaranty insurance companies. Each of these policies unconditionally and irrevocably guaranteed timely interest and ultimate principal payments on the senior classes of the securities issued in those securitizations. These guarantees enabled those securities to achieve the highest credit rating available. This form of credit enhancement reduced the costs of our securitizations relative to alternative forms of credit enhancement available to us at the time. Due to significantly reduced investor demand for securities carrying such a financial guaranty, this form of credit enhancement may not be economical for us in the future. The 31 securitization transactions we executed from 2010 through 2018 did not utilize financial guaranty insurance policies. Prior to the second quarter of 2014, none of the securities issued in those transactions received the highest possible credit rating from any rating agency. As we pursue future securitizations, we may not be able to obtain:

•	credit enhancement in any form on terms acceptable to us, or at all; or
•	similar highest available credit ratings for senior classes of securities to be issued in future securitizations.

The credit spread between the interest rate payable on our securitization trust debt and risk-free investments has varied. . If interest rates on risk-free debt increase, or if spreads between interest rates on risk-free investments and the rates at which investors are willing to purchase our securitization trust debt should increase, we would expect increased interest expense, which could adversely affect our results of operations.

If We Are Unable to Compete Successfully with our Competitors, Our Results of Operations May Be Impaired.

The automobile financing business is highly competitive. We compete with a number of national, regional and local finance companies. In addition, competitors or potential competitors include other types of financial services companies, such as commercial banks, savings and loan associations, leasing companies, credit unions providing retail loan financing and lease financing for new and used vehicles and captive finance companies affiliated with major automobile manufacturers, such as Ford Motor Credit Company, LLC and General Motors Financial Company, Inc. Many of our competitors and potential competitors possess substantially greater financial, marketing, technical, personnel and other resources than we do, including greater access to capital markets for unsecured commercial paper and investment grade rated debt instruments, and to other funding sources which may be unavailable to us. Moreover, our future profitability will be directly related to the availability and cost of our capital relative to that of our competitors. Many of these companies also have long-standing relationships with automobile dealers and may provide other financing to dealers, including floor plan financing for the dealers' purchases of automobiles from manufacturers, which we do not offer. There can be no assurance that we will be able to continue to compete successfully and, as a result, we may not be able to purchase automobile contracts from dealers at a price acceptable to us, which could result in reductions in our revenues or the cash flows available to us.

If Our Dealers Do Not Submit a Sufficient Number of Suitable Automobile Contracts to Us for Purchase, Our Results of Operations May Be Impaired.

We are dependent upon establishing and maintaining relationships with a large number of unaffiliated automobile dealers to supply us with automobile contracts. During the years ended December 31, 2018 and 2017, no single dealer accounted for as much as 1% of the automobile contracts we purchased. The agreements we have with dealers to purchase automobile contracts do not require dealers to submit a minimum number of automobile contracts for purchase. The failure of dealers to submit automobile contracts that meet our underwriting criteria could result in reductions in our revenues or the cash flows available to us, and, therefore, could have an adverse effect on our results of operations.

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If a Significant Number of Our Automobile Contracts Experience Defaults, Our Results of Operations May Be Impaired.

We specialize in the purchase and servicing of automobile contracts to finance automobile purchases by sub-prime customers, those who have limited credit history, low income, or past credit problems. Such automobile contracts entail a higher risk of non-performance, higher delinquencies and higher losses than automobile contracts with more creditworthy customers. While we believe that our pricing of the automobile contracts and the underwriting criteria and collection methods we employ enable us to control, to a degree, the higher risks inherent in automobile contracts with sub-prime customers, no assurance can be given that such pricing, criteria and methods will afford adequate protection against such risks.

If automobile contracts that we purchase and hold experience defaults to a greater extent than we have anticipated, this could materially and adversely affect our results of operations, financial condition, cash flows and liquidity. Our results of operations, financial condition, cash flows and liquidity, depend, to a material extent, on the performance of automobile contracts that we purchase, warehouse and securitize. A portion of the automobile contracts that we acquire will default or prepay. In the event of payment default, the collateral value of the vehicle securing an automobile contract realized by us in a repossession will generally not cover the outstanding principal balance on that automobile contract and the related costs of recovery. We maintain an allowance for credit losses on automobile contracts held on our balance sheet, which reflects our estimates of probable credit losses that can be reasonably estimated for securitizations that are accounted for as financings and warehoused automobile contracts. If the allowance is inadequate, then we would recognize the losses in excess of the allowance as an expense and our results of operations could be adversely affected. In addition, under the terms of our warehouse credit facilities, we are not able to borrow against defaulted automobile contracts, including automobile contracts that are, at the time of default, funded under our warehouse credit facilities, which will reduce the overcollateralization of those warehouse credit facilities and possibly reduce the amount of cash flows available to us.

If We Lose Servicing Rights on Our Portfolio of Automobile Contracts, Our Results of Operations Would Be Impaired.

We are entitled to receive servicing fees only while we act as servicer under the applicable sale and servicing agreements governing our warehouse credit facilities and securitizations. Under such agreements, we may be terminated as servicer upon the occurrence of certain events, including:

•	our failure generally to observe and perform our responsibilities and other covenants;
•	certain bankruptcy events; or
•	the occurrence of certain events of default under the documents governing the facilities.

The loss of our servicing rights could materially and adversely affect our results of operations, financial condition and cash flows. Our results of operations, financial condition and cash flow, would be materially and adversely affected if we were to be terminated as servicer with respect to a material portion of our managed portfolio.

If We Lose Key Personnel, Our Results of Operations May Be Impaired.

Our senior management team averages over 20 years of service with us. Charles E. Bradley, Jr., our President and CEO, has been our President since our formation in 1991. Our future operating results depend in significant part upon the continued service of our key senior management personnel, none of whom is bound by an employment agreement. Our future operating results also depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations. Competition for such personnel is intense. We cannot assure you that we will be successful in attracting or retaining such personnel. Conversely, adverse general economic conditions may have had a countervailing effect. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could materially and adversely affect our results of operations, financial condition and cash flow.

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If We Fail to Comply with Regulations, Our Results of Operations May Be Impaired.

Failure to materially comply with all laws and regulations applicable to us could materially and adversely affect our ability to operate our business. Our business is subject to numerous federal and state consumer protection laws and regulations, which, among other things:

•	require us to obtain and maintain certain licenses and qualifications;
•	limit the interest rates, fees and other charges we are allowed to charge;
•	limit or prescribe certain other terms of our automobile contracts;
•	require specific disclosures to our customers;
•	define our rights to repossess and sell collateral; and
•	maintain safeguards designed to protect the security and confidentiality of customer information.

Our industry is also at times investigated by regulators and offices of state attorneys general, which could lead to enforcement actions, fines and penalties, or the assertion of private claims and law suits against us. The Federal Trade Commission (“FTC”) has the authority to investigate consumer complaints against us, to conduct inquiries at its own instance, and to recommend enforcement actions and seek monetary penalties. The FTC has conducted an inquiry into our practices, and proposed remedial action against us in 2014, to which we consented. See “Legal Proceedings – FTC Action.” The Consumer Financial Protection Bureau (“CFPB”) has adopted regulations that place us and other companies similar to us under its supervision. Our industry is also under investigation by the United States Department of Justice, which is conducting an inquiry that appears to be focused on securitization practices. In that inquiry, we received a subpoena in January 2015, which required that we produce specified documents. practices. In that inquiry, we received a subpoena in January 2015, which required that we produce specified documents. We have been advised by the Department of Justice that we have provided such information as is required, and that no enforcement action against us is recommended. Although the inquiry commenced January 2015 is thus completed as to us, no assurance can be given as to whether some other government agency may commence inquiries into or actions against us, nor as to whether the DOJ may recommence its investigation, any of which hypothetical proceedings might materially and adversely affect us.

If we fail to comply with applicable laws and regulations, such failure could result in penalties, litigation losses and expenses, damage to our reputation, or the suspension or termination of our licenses to conduct business, which would materially adversely affect our results of operations, financial condition and stock price. In addition, new federal and state laws or regulations or changes in the ways that existing rules or laws are interpreted or enforced could limit our activities in the future or significantly increase the cost of compliance. Furthermore, judges or regulatory bodies could interpret current rules or laws differently than the way we do, leading to such adverse consequences as described above. The resolution of such matters may require considerable time and expense, and if not resolved in our favor, may result in fines or damages, and possibly an adverse effect on our financial condition.

We believe that we are in compliance in all material respects with all such laws and regulations, and that such laws and regulations have had no material adverse effect on our ability to operate our business. However, we may be materially and adversely affected if we fail to comply with:

•	applicable laws and regulations;
•	changes in existing laws or regulations;
•	changes in the interpretation of existing laws or regulations; or
•	any additional laws or regulations that may be enacted in the future.

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Changes in Law and Regulations May Have an Adverse Effect on Our Business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), adopted in 2010, made numerous changes to the laws applicable to the consumer financial services industry. Among other things, Dodd-Frank created the CFPB, which is authorized to promulgate and enforce consumer protection regulations relating to financial products and mandated that other federal agencies adopt rules implementing risk retention requirements in securitizations.

We are also subject to regulation by each state in which we operate, and such states’ laws and regulations, and the interpretations thereof, also change from time to time.

Compliance with new laws and regulations may be or likely will be costly and can affect operating results. Compliance requires forms, processes, procedures, controls and the infrastructure to support these requirements. Compliance may create operational constraints and place limits on pricing. Laws in the financial services industry are designed primarily for the protection of consumers. The failure to comply could result in significant statutory civil and criminal penalties, monetary damages, attorneys’ fees and costs, possible revocation of licenses and damage to reputation, brand and valued customer relationships.

At this time, it is difficult to predict the extent to which new regulations or amendments will affect our business. However, compliance with these new laws and regulations may result in additional cost and expenses, which may adversely affect our results of operations, financial condition or liquidity.

Risk Retention Rules May Limit Our Liquidity and Increase Our Capital Requirements.

Securitizations of automobile receivables after December 2016 are subject to rick retention requirements, which generally require that sponsors of asset-backed securities (ABS), such as us, retain not less than five percent of the credit risk of the assets collateralizing the ABS issuance. The rule also sets forth prohibitions on transferring or hedging the credit risk that the sponsor is required to retain. Similar but not identical risk retention requirements are applicable after December 2018 to securitization transactions where purchasers of the ABS have sufficient contacts with the European Union. Because the rules place an upper limit on the degree to which we may use financial leverage in our securitization structures may require more capital of us, or may release less cash to us, than might be the case in the absence of such rules.

If We Experience Unfavorable Litigation Results, Our Results of Operations May Be Impaired.

We operate in a litigious society and currently are, and may in the future be, named as defendants in litigation, including individual and class action lawsuits under consumer credit, consumer protection, theft, privacy, data security, automated dialing equipment, debt collections and other laws. Many of these cases present novel issues on which there is no clear legal precedent, which increases the difficulty in predicting both the potential outcomes and costs of defending these cases. We are subject to regulatory examinations, investigations, inquiries, litigation, and other actions by licensing authorities, state attorneys general, the Federal Trade Commission, the Consumer Financial Protection Bureau and other governmental bodies relating to our activities. The litigation and regulatory actions to which we are or may become subject involve or may involve potential compensatory or punitive damage claims, fines, sanctions or injunctive relief that, if granted, could require us to pay damages or make other expenditures in amounts that could have a material adverse effect on our financial position and our results of operations. We have recorded loss contingencies in our financial statements only for matters on which losses are probable and can be reasonably estimated. Our assessments of these matters involve significant judgments, and may change from time to time. Actual losses incurred by us in connection with judgments or settlements of these matters may be more than our associated reserves. Furthermore, defending lawsuits and responding to governmental inquiries or investigations, regardless of their merit, could be costly and divert management’s attention from the operation of our business. Unfavorable outcomes in any such current or future proceedings could materially and adversely affect our results of operations, financial conditions and cash flows. As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties based upon, among other things, disclosure inaccuracies and wrongful repossession, which could take the form of a plaintiff's class action complaint. We, as the assignee of finance contracts originated by dealers, may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. We are also subject to other litigation common to the automobile industry and to businesses in general. The damages and penalties claimed by consumers and others in these types of matters can be substantial. The relief requested by the plaintiffs varies but includes requests for compensatory, statutory and punitive damages.

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While we intend to vigorously defend ourselves against such proceedings, there is a chance that our results of operations, financial condition and cash flows could be materially and adversely affected by unfavorable outcomes.

Negative publicity associated with litigation, governmental investigations, regulatory actions, and other public statements could damage our reputation.

From time to time there are negative news stories about the “sub-prime” credit industry. Such stories may follow the announcements of litigation or regulatory actions involving us or others in our industry. Negative publicity about our alleged or actual practices or about our industry generally could adversely affect our stock price and our ability to retain and attract employees, which could in turn negatively affect our results of operations or cashflows, which could affect our ability to pay the Notes.

If We Experience Problems with Our Originations, Accounting or Collection Systems, Our Results of Operations May Be Impaired.

We are dependent on our receivables originations, accounting and collection systems to service our portfolio of automobile contracts. Such systems are vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, terrorist attacks, computer viruses and other events. A significant number of our systems are not redundant, and our disaster recovery planning is not sufficient for every eventuality. Our systems are also subject to break-ins, sabotage and intentional acts of vandalism by internal employees and contractors as well as third parties. Despite any precautions we may take, such problems could result in interruptions in our services, which could harm our reputation and financial condition. We do not carry business interruption insurance sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures. Such systems problems could materially and adversely affect our results of operations, financial conditions and cash flows.

A breach in the security of our systems could result in the disclosure of confidential information or subject us to liability

We hold in our systems confidential financial and other personal data with respect to our customers, which may be of value to identity thieves and others if revealed. Although we endeavor to protect the security of our computer systems and the confidentiality of customer information entrusted to us, there can be no assurance that our security measures will provide adequate security.

It is possible that we may not be able to anticipate, detect or recognize threats to our systems or to implement effective preventive measures against all security breaches, especially because the techniques used change frequently or are not recognized until launched, and because cyberattacks can originate from a wide variety of sources, including third parties outside the Company such as persons who are associated with external service providers or who are or may be involved in organized crime or linked to terrorist organizations.

Such persons may also attempt to fraudulently induce employees or other users of our systems to disclose sensitive information in order to gain access to our data or that of our customers.

These risks may increase in the future as we continue to increase our mobile-payment and other internet-based product offerings and expands our use of web-based products and applications.

A successful penetration of the security of our systems could cause serious negative consequences, including disruption of our operations, misappropriation of confidential information, or damage to our computers or systems, and could result in violations of applicable privacy and other laws, financial loss to us or to our customers, customer dissatisfaction, significant litigation exposure and harm to our reputation, any or all of which could have a material adverse effect on us.

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We Have Substantial Indebtedness.

We currently have and will continue to have a substantial amount of indebtedness. At December 31, 2018, we had approximately $2,257 million of debt outstanding. Such debt consisted primarily of $2,064 million of securitization trust debt, and also included $136.8 million of warehouse lines of credit, $39.1 million of residual interest financing and $17.3 million in subordinated renewable notes. We are currently offering the subordinated renewable notes to the public on a continuous basis, and such notes have maturities that range from three months to 10 years.

Our substantial indebtedness could adversely affect our financial condition by, among other things:

•	increasing our vulnerability to general adverse economic and industry conditions;
•	requiring us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;
•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	placing us at a competitive disadvantage compared to our competitors that have less debt; and
•	limiting our ability to borrow additional funds.

Although we believe we are able to service and repay such debt, there is no assurance that we will be able to do so. If we do not generate sufficient operating profits, our ability to make required payments on our debt would be impaired. Failure to pay our indebtedness when due would give rise to various remedies in favor of any unpaid creditors, and creditors’ exercise of such remedies could have a material adverse effect on our earnings.

Because We Are Subject to Many Restrictions in Our Existing Credit Facilities and Securitization Transactions, Our Ability to Pay Dividends or Engage in Specified Transactions May Be Impaired.

The terms of our existing credit facilities, term securitizations and our other outstanding debt impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions may have an adverse effect on our business activities, results of operations and financial condition. These restrictions may also significantly limit or prohibit us from engaging in certain transactions, including the following:

•	incurring or guaranteeing additional indebtedness;
•	making capital expenditures in excess of agreed upon amounts;
•	paying dividends or other distributions to our shareholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;
•	making investments;
•	creating or permitting liens on our assets or the assets of our subsidiaries;
•	issuing or selling capital stock of our subsidiaries;
•	transferring or selling our assets;
•	engaging in mergers or consolidations;
•	permitting a change of control of our company;
•	liquidating, winding up or dissolving our company;
•	changing our name or the nature of our business, or the names or nature of the business of our subsidiaries; and
•	engaging in transactions with our affiliates outside the normal course of business.

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These restrictions may limit our ability to obtain additional sources of capital, which may limit our ability to generate earnings. In addition, the failure to comply with any of the covenants of one or more of our debt agreements could cause a default under other debt agreements that may be outstanding from time to time. A default, if not waived, could result in acceleration of the related indebtedness, in which case such debt would become immediately due and payable. A continuing default or acceleration of one or more of our credit facilities or any other debt agreement, would likely cause a default under other debt agreements that otherwise would not be in default, in which case all such related indebtedness could be accelerated. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance our indebtedness. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due.

In addition, the transaction documents for our securitizations restrict our securitization subsidiaries from declaring or making payment to us of (i) any dividend or other distribution on or in respect of any shares of their capital stock, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire shares of their capital stock unless (in each case) at the time of such declaration or payment (and after giving effect thereto) no amount payable under any transaction document with respect to the related securitization is then due and owing, but unpaid. These restrictions may limit our ability to receive distributions in respect of the residual interests from our securitization facilities, which may limit our ability to generate earnings.

Risks Related to Fair Value Accounting

Receivables we’ve acquired since January 1, 2018 are accounted for based on the fair value method of accounting.

If Actual Results for Our Receivables Materially Deviate from Our Estimates, We May Be Required to Reduce the Interest Income We Recognize for Some or All of the Receivables Measured at Fair Value.

We recognize interest income on receivables accounted under fair value based on a level yield internal rate of return that we calculate based the terms of the receivables and our estimates at the time of acquisition of the future performance of those receivables. Such estimates include the timing and severity of future credit losses and the rates of amortization and of prepayments. If actual credit losses were to exceed our estimates, or if the actual amortization and prepayments of the receivables were to be materially different from our estimates, we might be required to change our estimates, which could result in a reduced interest income for those receivables in subsequent periods.

If Actual Results for Our Receivables Materially Deviate from Our Estimates, We May Be Required to Reduce the Carrying Value for Some or All of the Receivables Measured at Fair Value.

We re-evaluate the carrying value of receivables measured at fair value at the close of each quarter. If the re-evaluation were to yield a value materially different from the previous carrying value, an adjustment would be required. If actual credit losses were to exceed our estimates, or if the actual amortization and prepayments of the receivables were to be materially different from our estimates, we might be required to adjust the carrying value of such receivables. A downward readjustment in carrying value would correspondingly reduce our income and book value for and as of the end of the related quarter.

If Actual Market Conditions Indicate That the Amount a Market Participant Would Pay for Our Receivables is Materially Lower Than Our Carrying Value, We May Be Required to Reduce the Carrying Value for Some or All of the Receivables Measured at Fair Value.

The fair value of an asset is, by definition, the exchange price in an orderly transaction between market participants. Receivables such as ours are not regularly traded on exchanges where we can observe prices for exchanges of similar assets. We may therefore rely on estimates of what a market participant would pay for our receivables. If such estimated value were to be materially different from our carrying value, we might be required to adjust the carrying value of our receivables. A downward readjustment in carrying value would correspondingly reduce our income and book value.

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Risks Related to General Factors

If The Economy of All or Certain Regions of the United States Falls into Recession, Our Results of Operations May Be Impaired.

Our business is directly related to sales of new and used automobiles, which are sensitive to employment rates, prevailing interest rates and other domestic economic conditions. Delinquencies, repossessions and losses generally increase during economic slowdowns or recessions. Because of our focus on sub-prime customers, the actual rates of delinquencies, repossessions and losses on our automobile contracts could be higher under adverse economic conditions than those experienced in the automobile finance industry in general, particularly in the states of California, Texas, Ohio, Georgia, Florida and Pennsylvania, states in which our automobile contracts are geographically concentrated. Any sustained period of economic slowdown or recession could adversely affect our ability to acquire suitable automobile contracts, or to securitize pools of such automobile contracts. The timing of any economic changes is uncertain, and weakness in the economy could have an adverse effect on our business and that of the dealers from which we purchase automobile contracts and result in reductions in our revenues or the cash flows available to us.

Our Results of Operations May Be Impaired as a Result of Natural Disasters.

Our automobile contracts are geographically concentrated in the states of California and Texas. Such states may be particularly susceptible to natural disasters: earthquake in the case of California, and hurricanes and flooding in Texas. Natural disasters, in those states or others, could cause a material number of our vehicle purchasers to lose their jobs, or could damage or destroy vehicles that secure our automobile contracts. In either case, such events could result in our receiving reduced collections on our automobile contracts, and could thus result in reductions in our revenues or the cash flows available to us.

If an Increase in Interest Rates Results in a Decrease in Our Cash Flows from Excess Spread, Our Results of Operations May Be Impaired.

Our profitability is largely determined by the difference, or "spread," between the effective interest rate we receive on the automobile contracts that we acquire and the interest rates payable under warehouse credit facilities and on the asset-backed securities issued in our securitizations. In the past, disruptions in the market for asset-backed securities resulted in an increase in the interest rates we paid on asset-backed securities. Should similar disruptions take place in the future, we may pay higher interest rates on asset-backed securities issued in the future. Although we have the ability to partially offset increases in our cost of funds by increasing fees we charge to dealers when purchasing automobile contracts, or by demanding higher interest rates on automobile contracts we purchase, there is no assurance that such actions will materially offset increases in interest we pay to finance our managed portfolio. As a result, an increase in prevailing interest rates could cause us to receive less excess spread cash flows on automobile contracts, and thus could adversely affect our earnings and cash flows. See “Quantitative and Qualitative Disclosures About Market Risk - Interest Rate Risk.”

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FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements of a forward-looking nature relating to future events or our future performance. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements of our plans, strategies and prospects under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and other statements contained elsewhere in this prospectus.

These forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update these forward-looking statements publicly for any reason. Actual results could differ materially from those anticipated in these forward-looking statements.

The risk factors discussed above could cause our actual results to differ materially from those expressed in any forward-looking statements. Factors that we believe are especially important with respect to that particular statement are those discussed above under the captions “We Require a Substantial Amount of Cash to Service Our Substantial Debt,” “We Need Substantial Liquidity to Operate Our Business,” “Our Results of Operations Will Depend on Our Ability to Secure and Maintain Adequate Credit and Warehouse Financing on Favorable Terms,” “Our Results of Operations Will Depend on Our Ability to Securitize Our Portfolio of Automobile Contracts,” “If We Lose Servicing Rights on Our Portfolio of Automobile Contracts, Our Results of Operations Would Be Impaired,” “If We Experience Unfavorable Litigation Results, Our Results of Operations May Be Impaired,” and “If The Economy of All or Certain Regions of the United States Falls into Recession, Our Results of Operations May Be Impaired.”

RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended					Six Months Ended
	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	December 31, 2018	June 30, 2019
Ratio of earnings to fixed charges[1]	2.01	2.04	1.61	1.34	1.18	1.10

[1]	For purposes of computing our ratios of earnings to fixed charges, we calculated earnings by adding fixed charges to income before income taxes. Fixed charges consist of gross interest expenses and one-third of our rent expense, which is the amount we believe is representative of the interest factor component of our rent expense.

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USE OF PROCEEDS

If all of the notes are sold for cash, we would expect to receive approximately $19.8 million of net proceeds from this offering after payment of estimated offering expenses. Because we may sell the notes for cash or in exchange for surrender of outstanding notes (or surrender of other renewable subordinated notes issued after the date of this Prospectus), our actual cash proceeds will be less than that amount, to the extent of such sales in exchange. At June 30, 2019 and December 31, 2018, there were $14.4 million and $17.3 million, respectively, of such renewable subordinated notes outstanding. Although we have no specific plan to allocate the proceeds, the general purpose of the offering is to raise capital to purchase automobile contracts and for other general corporate purposes, which may include payment of general and administrative expenses.

CAPITALIZATION

The following table sets forth our capitalization, as of June 30, 2019 and December 31, 2018, and as adjusted assuming sale of all of the notes for cash. To the extent that we sell the notes in exchange for surrender of previously outstanding notes (or surrender of other renewable subordinated notes issued after the date of this Prospectus), the adjustments to the table below would be reduced, dollar-for-dollar. For a description of the application of the net proceeds see “Use of Proceeds” and “Risk Factors – Risk Factors Relating to the Notes – Our management has broad discretion over the use of proceeds from the offering.”

	As of June 30, 2019 (in ’000s)		As of December 31, 2018 (in ’000s)
	Actual	As adjusted	Actual	As adjusted
LIABILITIES AND SHARE-HOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$53,960	$53,960	$31,692	$31,692
Warehouse lines of credit	139,224	139,224	136,847	136,847
Residual interest financing	39,292	39,292	39,106	39,106
Securitization trust debt	2,077,286	2,077,286	2,063,627	2,063,627
Renewable Subordinated Notes (subordinated debt)	14,368	34,368	17,290	37,290
	2,324,130	2,344,130	2,288,562	2,308,562

Shareholders’ Equity
Common stock, no par value; authorized
75,000,000 shares; 22,525,718 and 22,421,688 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	70,299	70,299	70,273	70,273
Retained earnings	137,938	137,938	134,399	134,399
Accumulated other comprehensive loss	(7,554)	(7,554)	(7,554)	(7,554)
Total Shareholders’ Equity	200,683	200,683	197,118	197,118

Total capitalization	$2,524,813	$2,544,813	$2,485,680	$2,505,680

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DESCRIPTION OF THE NOTES

General. The renewable unsecured subordinated notes we are offering will represent subordinated, unsecured debt obligations of CPS. We will issue the notes under an indenture between us and Wells Fargo Bank, National Association, as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material provisions of the indenture. For a complete understanding of the notes, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available from us at no charge upon request.

The notes will be subordinated in right of payment to the prior payment in full of all our secured, unsecured, senior debt and other financial obligations, whether outstanding on the date of the indenture or incurred following the date of the indenture. Subject to limited restrictions contained in the indenture discussed below, there is no limit under the indenture on the amount of additional debt we may incur. See “ – Subordination” below.

The notes are not secured by any collateral or lien and we are not required to establish or maintain a sinking fund to provide for payments on the notes. See “ – No Security; No Sinking Fund” below. In addition, the notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other agency or company.

You may select the amount (subject to a minimum principal amount of $1,000) and term (ranging from 3 months to 10 years) of the notes you would like to purchase when you subscribe; however, depending upon our capital requirements, we may not always offer notes with the requested terms. See “ – Denomination” and “ – Term” below.

We will determine the rate at which we will pay you interest on the notes at the time of subscription and the rate will be fixed for the term of your note. Currently available rates will be set forth in interest rate supplements to this prospectus. The interest rate will vary based on the term to maturity of the note you purchase and the total principal amount of all notes owned by you and your immediate family. We may change the interest rates at which we are offering new or renewed notes based on market conditions, the demand for notes and other factors. See “ – Interest Rate” below.

Upon acceptance of your subscription to purchase notes, we will create an account in a book-entry registration and transfer system for you, and credit the principal amount of your subscription to your account. We will send you a purchase confirmation that will indicate our acceptance of your subscription. You will have five business days from the postmark date of your purchase confirmation to rescind your subscription. If your subscription is rejected, or if you rescind your subscription during the rescission period, all funds deposited will be promptly returned to you without any interest. See “ – Book-Entry Registration and Transfer” and “ – Rescission Right” below. Investors whose subscriptions for notes have been accepted and anyone who subsequently acquires notes in a qualified transfer are referred to as “holders” or “registered holders” in this prospectus and in the indenture.

We may modify or supplement the terms of the notes described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under “ – Amendment, Supplement And Waiver” below, any modification or amendment will not affect notes outstanding at the time of such modification or amendment.

Denomination. You may purchase notes in the minimum principal amount of $1,000 or any amount in excess of $1,000. You will determine the original principal amount of each note you purchase when you subscribe. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement.

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Term. We may offer notes with the following terms to maturity:

•	three months	•	three years
•	six months	•	four years
•	one year	•	five years
•	two years	•	ten years

You will select the term of each note you purchase when you subscribe. You may purchase multiple notes with different terms by filling in investment amounts for more than one term on your subscription agreement. However, we may not always sell notes with all of the above terms.

Interest Rate. The rate of interest we will offer to pay you on notes at any particular time will vary based upon market conditions, and will be determined by the length of the term of the notes, the total principal amount of all notes owned by you and your immediate family, our capital requirements and other factors described below. The interest rate on a particular note will be determined at the time of subscription or renewal, and then remain fixed for the original or renewal term of the note. We will establish and may change the interest rates payable for notes of various terms and at various investment levels in an interest rate supplement to this prospectus.

The notes will earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the note portfolio of the holder. The interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus.

Interest rates we offer on the notes may vary based on numerous factors in addition to length of the term and aggregate principal amount. These factors may include, but are not limited to:

•	the desire to attract new investors;

•	whether the notes exceed certain principal amounts;

•	whether the notes are being renewed by existing holders; and

•	whether the notes are beneficially owned by persons residing in particular geographic localities.

Computation of Interest. We will compute interest on notes on the basis of a calendar year consisting of 365 days. Interest will compound daily and accrue from the date of purchase. The date of purchase will be the date we receive and accept funds if the funds are received prior to 12:01 p.m. central time on a business day, or the next business day if the funds are received on a non-business day or at or after 12:01 p.m. central time on a business day. Our business days are Monday through Friday, except for legal holidays in the State of Minnesota.

Interest Payment Dates. Holders of notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semiannually, annually or at maturity. If you choose to have interest paid monthly, you may elect the day of the month on which interest will be paid, subject to our approval. For all other payment periods, interest will be paid on the same day of the month as the purchase date of your note. You will not earn interest on any rescinded note. See “—Rescission Right” below for additional information on your right to rescind your investment.

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Place and Method of Payment. We will pay principal and interest on the notes by direct deposit to the account you specify in your subscription documents. We will not accept subscription agreements from investors who are unwilling to receive their interest payments via direct deposit. If the foregoing payment method is not available, principal and interest on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.

Servicing Agent. We may engage a non-affiliated third party to act as our servicing agent. Such person’s responsibilities as servicing agent would involve the performance of certain administrative and customer service functions for the notes that we are responsible for performing as the issuer of the notes. For example, a servicing agent may serve as our registrar and transfer agent and may manage certain aspects of the customer service function for the notes, which may include handling phone inquiries, mailing investment kits, processing subscription agreements, issuing quarterly investor statements and redeeming and repurchasing notes. In addition, we may retain a servicing agent to provide us with monthly reports and analysis regarding the status of the notes, and the amount of notes that remain available for purchase.

You may contact us with any questions about the notes at the following address and telephone number:

Consumer Portfolio Services, Inc.
19500 Jamboree Road, Fifth Floor
Irvine, CA 92612
Telephone: (888) 776-1887

Book-Entry Registration and Transfer. The notes are issued in book entry form, which means that no physical note is created. Evidence of your ownership is provided by written confirmation. Except under limited circumstances described below, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their notes. The issuance and transfer of notes will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system.

The holders of the accounts established upon the purchase or transfer of notes will be deemed to be the owners of the notes under the indenture. The holder of the notes must rely upon the procedures established by the trustee to exercise any rights of a holder of notes under the indenture. We will regularly provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts.

We will also regularly provide the trustee with information regarding the total amount of any principal and/or interest due to holders with regard to the notes on any interest payment date or upon redemption.

On each interest payment date, we will credit interest due on each account and direct payments to the holders. We will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the notes.

Book-entry notations in the accounts evidencing ownership of the notes are exchangeable for actual notes in principal denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if:

•	we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or

•	after the occurrence of an event of default under the indenture, holders of more than 50% of the aggregate outstanding principal amount of the notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the notes.

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Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificated notes.

Rescission Right. A purchaser of notes has the right to rescind his or her investment, without penalty, upon written request within five business days from the postmark date of the purchase confirmation (but not upon transfer or automatic renewal of a note). You will not earn interest on any rescinded note. We will promptly return any funds sent with a subscription agreement that is properly rescinded. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received by us on or prior to the fifth business day following the mailing of written confirmation by us of the acceptance of your subscription. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such written confirmation by us.

In addition, if your subscription agreement is accepted at a time when we have determined that a post-effective amendment to the registration statement of which this prospectus is a part must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, we will send to you at your registered address a notice and a copy of the post-effective amendment once it has been declared effective. You will have the right to rescind your investment upon written request within five business days from the postmark date of the notice that the post-effective amendment has been declared effective. We will promptly return any funds sent with a subscription agreement that is properly rescinded without penalty, although any interest previously paid on the notes being rescinded will be deducted from the funds returned to you upon rescission. A written request for rescission, if personally delivered or delivered via electronic transmission, must be received on or prior to the fifth business day following the mailing of the notice that the post-effective amendment has been declared effective. If mailed, the written request for rescission must be postmarked on or before the fifth business day following the mailing of such notice.

The limitations on the amount of notes that can be redeemed early in a single calendar quarter described under “– Redemption or Repurchase Prior to Stated Maturity” below do not affect your rescission rights.

Right to Reject Subscriptions. We may reject any subscription for notes in its sole discretion. If a subscription for notes is rejected, we will promptly return any funds sent with that subscription, without interest.

Renewal or Redemption On Maturity. Approximately 15, but not less than 10 days prior to maturity of your note, we will send you a notice at your registered address indicating that your note is about to mature and whether we will allow automatic renewal of your note. If we allow you to renew your note, we will also send to you the then current form of prospectus, which will include an interest rate supplement and any other updates to the information contained in this prospectus. The interest rate supplement will set forth the interest rates then in effect. The notice will recommend that you review the then current prospectus, including any prospectus supplements, and the interest rate supplement, prior to exercising one of the below options. If we do not send you a new prospectus because the prospectus has not changed since the delivery of this prospectus in connection with your original subscription or any prior renewal, we will send you a new prospectus upon your request. Unless the election period is extended as described below, you will have until 15 days after the maturity date to exercise one of the following options:

•	You can do nothing, in which case your note will automatically renew for a new term equal to the original term at the interest rate in effect at the time of renewal. If your note pays interest only at maturity, all accrued interest will be added to the principal amount of your note upon renewal. For notes with other payment options, interest will be paid on the renewed note on the same schedule as the original note.

•	You can elect repayment of your note, in which case the principal amount will be repaid in full along with any accrued but unpaid interest. If you choose this option, your note will not earn intrest on or after the maturity date.

•	You can elect repayment of your note and use all or part of the proceeds to purchase a new note with a different term or principal amount. To exercise this option, you will need to complete a subscription agreement for the new note and mail it along with your request. The issue date of the new note will be the maturity date of the old note. Any proceeds from the old note that are not applied to the new note will be sent to you.

•	If your note pays interest only at maturity, you can receive the accrued interest that you have earned during the note term just ended while allowing the principal amount of your note to roll over and renew for the same term at the interest rate then in effect. To exercise this option, you will need to call, fax or send a written request to us.

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The foregoing options will be available to holders until termination or redemption under the indenture and the notes by either the holder or us. Interest will accrue from the first day of each renewed term. Each renewed note will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate that is being offered at that time to other holders with similar aggregate note portfolios for notes of the same term as set forth in the interest rate supplement delivered with the maturity notice. If similar notes are not then being offered, the interest rate upon renewal will be the rate specified by us on or before the maturity date, or the rate of the existing note if no such rate is specified.

If we notify the holder of our intention to repay a note at maturity, we will pay the holder the principal amount and any accrued but unpaid interest on the stated maturity date. Similarly, if, within 15 days after a note’s stated maturity date (or during any applicable extension of the 15 day period, as described below), the holder requests repayment with respect to a note, we will pay the holder the principal amount of the note plus accrued but unpaid interest up to, but not including, the note’s stated maturity date. In the event that a holder’s regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive interest payments that include interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. We will initiate payment to any holder timely requesting repayment by the later of the maturity date or five business days after the date on which we receive such notice from the holder. Because payment is made by ACH transfer, funds may not be received in the holder’s account for 2 to 3 business days. Requests for repayment should be made in writing.

We will be required from time to time to file post-effective amendments to the registration statement of which this prospectus is a part to update the information it contains. If you would otherwise be required to elect to have your notes renewed or repaid following their stated maturity at a time when we have determined that a post-effective amendment must be filed with the Securities and Exchange Commission, but such post-effective amendment has not yet been declared effective, the period during which you can elect renewal or repayment will be automatically extended until ten days following the postmark date of a notice that will be sent to you at your registered address that the post-effective amendment has been declared effective. In the event that a holder’s regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder requests repayment, the holder may receive an interest payment that includes interest for periods after the maturity date of the note. If this occurs, the excess interest will be deducted from our final payment of the principal amount of the note to the holder. All other provisions relating to the renewal or redemption of notes upon their stated maturity described above shall remain unchanged.

Redemption or Repurchase Prior To Stated Maturity. The notes may be redeemed prior to stated maturity only as set forth in the indenture and described below. The holder has no right to require us to prepay or repurchase any note prior to its maturity date as originally stated or as it may be extended, except as indicated in the indenture and described below.

Redemption By Us. We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to the holder of the note. The holder of the note being redeemed will be paid a redemption price equal to the outstanding principal amount thereof plus but accrued and unpaid interest up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which notes we will redeem if we choose to do so. We are not required to redeem notes on a pro rata basis.

Repurchase Election Upon Death Or Total Permanent Disability. Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person (including notes held in an individual retirement account), by giving us written notice within 45 days following the holder’s total permanent disability, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following his or her death. Subject to the limitations described below, we will repurchase the notes within 10 days after the later to occur of the request for repurchase or the establishment to our satisfaction of the holder’s death or total permanent disability. The repurchase price, in the event of such a death or total permanent disability, will be the principal amount of the notes, plus interest accrued and not previously paid up to but not including the date of repurchase. If spouses are joint registered holders of a note, the right to elect to have us repurchase will apply when either registered holder dies or suffers a total permanent disability. If the note is held jointly by two or more persons who are not legally married, none of these persons will have the right to request that we repurchase the notes unless all joint holders have either died or suffered a total permanent disability. If the note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or total permanent disability does not apply.

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Repurchase At Request of Holder. We may honor or refuse, in our discretion, a request to repurchase any notes other than upon maturity, or upon the death or total permanent disability of the holder. As a matter of policy, we generally refuse such requests. We are bound to refuse such a request if such repurchase would cause us to exceed the quarterly limitation non repurchases described below.

Limitations on Requirements to Repurchase. Our obligation to repurchase notes prior to maturity for any reason will be subject to a calendar quarter limit equal to the greater of $1 million of aggregate principal amount for all holders or 2% of the total principal amount of all notes outstanding at the end of the previous calendar quarter. This limit includes any notes we repurchase upon death or total permanent disability of the holder, and would apply even in the absence of our contractual prohibition on repurchases, noted above.

Modifications to Repurchase Policy. We may modify the policies on repurchase in the future. No modification will affect the right of repurchase applicable to any note outstanding at the time of any such modification.

Transfers. The notes are not negotiable debt instruments and, subject to certain exceptions, will be issued only in book-entry form. The purchase confirmation issued upon our acceptance of a subscription is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. Ownership of notes may be transferred on the note register only as follows:

•	The holder must deliver us written notice requesting a transfer signed by the holder(s) or such holder’s duly authorized representative on a form to be supplied by us.

•	We must provide our written consent to the proposed transfer.

•	We may require a legal opinion from counsel satisfactory to us that the proposed transfer will not violate any applicable securities laws.

•	We may require a signature guarantee in connection with such transfer.

Upon transfer of a note, we will provide the new holder of the note with a purchase confirmation that will evidence the transfer of the account on our records. We may charge a reasonable service charge in connection with the transfer of any note.

Quarterly Statements. We will provide holders of the notes with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be mailed not later than the 10th business day following the end of each calendar quarter. We may charge such holders a reasonable fee to cover the charges incurred in providing such information.

Subordination. The indebtedness evidenced by the notes, and any interest thereon, is subordinated in right of payment to all of our senior debt, including indebtedness held by our subsidiaries that are special purpose entities. “Senior debt” means all of our secured, unsecured, senior or subordinate indebtedness, as well as other financial obligations of the company, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, other than (i) existing outstanding unsecured subordinated indebtedness in the amount of $14.4 million, as of June 30, 2019 ($17.3 million as of December 31, 2018), and (ii) any future offerings of additional renewable unsecured subordinated notes, both of which will rank equally with the notes. Any documents, agreements or instruments evidencing or relating to any senior debt may be amended, restated, supplemented and/or renewed from time to time without requiring any notice to or consent of any holder of notes or any person or entity acting on behalf of any such holder or the trustee.

The indenture does not prevent holders of senior debt from disposing of, or exercising any other rights with respect to, any or all of the collateral securing the senior debt. As of June 30, 2019, we had approximately $2,256 million of debt outstanding that is senior to the notes, all of which was issued by our consolidated special purpose entities. Including accounts payable and accrued expenses, we had approximately $2,310 million of outstanding obligations senior to the notes.

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Except for certain limited restrictions, the terms of the notes or the indenture do not impose any limitation on the amount of senior debt or other indebtedness we may incur, although our existing senior debt agreements may restrict us from incurring new senior debt. See “Risk Factors – Risk Factors Relating to the Notes – Because the notes rank junior to substantially all of our existing and future debt and other financial obligations, your notes will lack priority in payment.”

The notes are not guaranteed by any of our subsidiaries, affiliates or control persons. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, creditors of that subsidiary will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a shareholder of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the holders of the notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the notes until all senior debt has been paid in full or provision for such payment has been made to the satisfaction of the senior debt holders. If any of the above events occurs, holders of senior debt may also submit claims on behalf of holders of the notes and retain the proceeds for their own benefit until they have been fully paid, and any excess will be turned over to the holders of the notes. If any distribution is nonetheless made to holders of the notes, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.

We will not make any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repurchase at maturity, on default, or otherwise), on the notes and any other indebtedness being subordinated to the payment of the notes, and neither the holders of the notes nor the trustee will have the right, directly or indirectly, to sue to enforce the indenture or the notes, if a default or event of default under any senior debt has occurred and is continuing, or if any default or event of default under any senior debt would result from such payment, in each case unless and until:

•	the default and event of default has been cured or waived or has ceased to exist; or

•	the end of the period commencing on the date the trustee receives written notice of default from a holder of the senior debt and ending on the earlier of

▪	the trustee’s receipt of a valid waiver of default from the holder of senior debt; or

▪	the trustee’s receipt of a written notice from the holder of senior debt terminating the payment blockage period.

Provided, however, that if any of the blockage events described above has occurred and 179 days have passed since the trustee’s receipt of the notice of default without the occurrence of the cure, waiver or termination of all blockage periods described above, the trustee may thereafter sue on and enforce the indenture and the notes as long as any funds paid as a result of any such suit or enforcement action shall be paid toward the senior debt until it is indefeasibly paid in full before being applied to the notes.

No Collateral Security; No Sinking Fund. The notes are unsecured, which means that none of our tangible or intangible assets or property, nor any of the assets or property of any of our subsidiaries, has been set aside or reserved to make payment to the holders of the notes in the event that we default on our obligations to the holders. In addition, we will not contribute funds to any separate account, commonly known as a sinking fund, to repay principal or interest due on the notes upon maturity or default. See “Risk Factors – Risk Factors Relating to the Notes – Because the notes will have no sinking fund, security, insurance or guarantee, you may lose all or a part of your investment in the notes if we do not have enough cash to pay the notes.”

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Restrictive Covenants. The indenture contains certain limited restricted covenants that restrict us from certain actions as set forth below.

The indenture provides that, so long as the notes are outstanding:

•	we will not declare or pay any dividends or other payments of cash or other property solely in respect of our capital stock to our stockholders (other than a dividend paid in shares of our capital stock on a pro rata basis to all our stockholders) unless no default and no event of default with respect to the notes exists or would exist immediately following the declaration or payment of the dividend or other payment;

•	to the extent legally permissible, we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of the indenture; and

•	neither our board of directors nor our shareholders will adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of our assets, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, we make provision for the satisfaction of our obligations under the renewable unsecured subordinated notes.

We are not restricted from entering into qualified sale and financing transactions or incurring additional indebtedness. See “Risk Factors – Risk Factors Relating to the Notes – Because there are limited restrictions on our activities under the Indenture, you will have only limited protection under the indenture.”

Consolidation, Merger or Sale. The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.

If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and we will be released from all our liabilities and obligations under the indenture and under the notes.

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Events Of Default. The indenture provides that each of the following constitutes an event of default:

•	failure to pay interest on a note within 15 days after the due date for such payment (whether or not prohibited by the subordination provisions of the indenture);

•	failure to pay principal on a note within 15 days after the due date for such payment (whether or not prohibited by the subordination provisions of the indenture);

•	our failure to observe or perform any material covenant, condition or agreement or our breach of any material representation or warranty, but only after we have been given notice of such failure or breach and such failure or breach is not cured within 60 days after our receipt of notice;

•	defaults in certain of our other payment obligations that result in such payment obligations becoming or being declared immediately due and payable and such declaration is not rescinded or annulled within 60 days after our receipt of notice of such declaration; and

•	certain events of bankruptcy or insolvency with respect to us.

If any event of default occurs and is continuing (other than an event of default involving certain events of bankruptcy or insolvency with respect to us), the trustee or the holders of at least a majority in principal amount of the then outstanding notes may by notice to us declare the unpaid principal of and any accrued interest on the notes to be due and payable immediately. So long as any senior debt is outstanding, however, and a payment blockage on the notes is in effect, a declaration of this kind will not be effective, and neither the trustee nor the holders of notes may enforce the indenture or the notes, except as otherwise set forth above in “- Subordination”. In the event senior debt is outstanding and no payment blockage on the notes is in effect, a declaration of this kind will not become effective until the later of:

•	the day which is five business days after the receipt by us and the holders of senior debt of such written notice of acceleration; or

•	the date of acceleration of any senior debt.

In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding notes will become due and payable without further action or notice.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust power. The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest on the notes) if the trustee in good faith determines that withholding notice would have no material adverse effect on the holders.

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The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture, except:

•	a continuing default or event of default in the payment of interest on, or the principal of, a note held by a non-consenting holder; or

•	a waiver that would conflict with any judgment or decree.

We are required to deliver to the trustee within 120 days of the end of our fiscal year a certificate regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a certificate specifying such default or event of default and what action we are taking or propose to take with respect to the default or event of default.

Amendment, Supplement and Waiver. Except as provided in this prospectus or the indenture, the terms of the indenture or the notes then outstanding may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the notes held by a holder who has not consented if it has any of the following consequences:

•	reduces the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduces the principal of or changes the fixed maturity of any note or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the note;

•	reduces the rate of or changes the time for payment of interest, including default interest, on any note;

•	waives a default or event of default in the payment of principal or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration;

•	makes any note payable in money other than that stated in this prospectus;

•	makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

•	makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of notes;

•	modifies or eliminates the right of the estate of a holder or a holder to cause us to repurchase a note upon the death or total permanent disability of a holder; or

•	makes any change in the foregoing amendment and waiver provisions.

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Notwithstanding the foregoing, without the consent of any holder of the notes, we and the trustee may amend or supplement the indenture or the notes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for assumption of our obligations to holders of the notes in the case of a merger, consolidation or sale of all or substantially all of our assets;

•	to provide for additional uncertificated or certificated notes;

•	to make any change that does not adversely affect the legal rights under the indenture of any such holder, including but not limited to an increase in the aggregate dollar amount of notes which may be outstanding under the indenture;

•	to modify our policy regarding repurchases elected by a holder of notes prior to maturity and our policy regarding repurchase of the notes prior to maturity upon the death or total permanent disability of any holder of the notes, but such modifications shall not materially adversely affect any then outstanding notes; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

The Trustee. Wells Fargo Bank, National Association has agreed to be the trustee under the indenture. The indenture contains certain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The trustee will be permitted to engage in other transactions with us.

Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an event of default specified in the indenture shall occur and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Trustee. The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding notes. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

Reports to Trustee. We will provide the trustee with quarterly reports containing any information reasonably requested by the trustee. These quarterly reports will include information on each note outstanding during the preceding quarter, including outstanding principal balance, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid.

No Personal Liability of Our Directors, Officers, Employees and Stockholders. No director, officer, employee, incorporator or stockholder of ours or any servicing agent, will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the notes waives and releases these persons from any liability, including any liability arising under applicable securities laws. The waiver and release are part of the consideration for issuance of the notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

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Service Charges. We and our servicing agent may assess service charges for changing the registration of any note to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of a note by the holder to another person.

Additional Securities. We may offer additional classes of securities with terms and conditions different from the notes currently being offered in this prospectus. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus. If we sell the entire principal amount of notes offered in this prospectus, we may register and sell additional notes by amending this prospectus, but we are under no obligation to do so.

Variations in Terms and Conditions. We may from time to time to vary the terms and conditions of the notes offered by this prospectus, including, but not limited to: minimum initial principal investment amount requirements; maximum aggregate principal amount limits; interest rates; minimum denominations; service and other fees and charges; and redemption provisions. Terms and conditions may be varied by state, locality, principal amount, type of investor — for example, new or current investor — or as otherwise permitted under the indenture governing the securities offered by this prospectus. No change in terms, however, will apply to any notes issued and outstanding.

Interest Withholding. We will withhold 28% of any interest paid to any investor who has not provided us with a social security number, employer identification number, or other satisfactory equivalent in the subscription agreement (or another document) or where the Internal Revenue Service has notified us that backup withholding is otherwise required. Please read “Material Federal Income Tax Consequences – Reporting and Backup Withholding.”

Liquidity. There is not currently a trading market for the notes, and we do not expect that a trading market for the notes will develop.

Satisfaction and Discharge of Indenture. The indenture shall cease to be of further effect upon the payment in full of all of the outstanding notes and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional notes under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding notes.

Reports. We currently publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of notes who sends a written request to:

Consumer Portfolio Services, Inc.
19500 Jamboree Road
Irvine, California 92612
Attention: Corporate Secretary
(949) 753-6800

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

The following discussion is our counsel ’s opinion of the material federal income tax consequences relating to the ownership and disposition of the notes. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, regulations issued under the Internal Revenue Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging, straddle or conversion transactions, or persons that have a functional currency other than the U.S. dollar. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, the discussion does not deal with holders other than original purchasers. You are urged to consult your own tax advisor to determine the specific federal, state, local and any other tax consequences applicable to you relating to your ownership and disposition of the notes.

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Interest Income on the Notes

Subject to the discussion below applicable to “non-U.S. holders,” interest paid on the notes will generally be taxable to you as ordinary income as the income is paid if you are a cash method taxpayer or as the income accrues if you are an accrual method taxpayer.

However, a note with a term of one year or less, which we refer to in this discussion as a “short-term note,” will be treated as having been issued with original issue discount or “OID” for tax purposes equal to the total payments on the note over its issue price. If you are a cash method holder of a short-term note you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. Under a constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.

Cash method holders of short-term notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term notes until the OID is included in the holder’s income.

There are also some situations in which a cash basis holder of a note having a term of more than one year may have taxable interest income with respect to a note before any cash payment is received with respect to the note. If you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term (without regard to renewals) as ordinary gross income as the OID accrues. OID accrues under a constant yield method, as described above.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your original cost for the note, increased by any accrued but unpaid interest (including OID) you previously included in income with respect to the note and reduced by any principal payments you previously received with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss, depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders

Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the notes will be treated as “portfolio interest” and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the notes free of United States federal income tax provided that you periodically provide a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and accrued OID paid to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax. If you are a non-U.S. corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a "branch profits tax" at a 30% rate, although an applicable income tax treaty may provide for lower rate.

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Reporting and Backup Withholding

We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest or OID on the notes.

Under certain circumstances, as a holder of a note, you may be subject to “backup withholding” at a 28% rate. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-United States person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as tax-exempt organizations, and to certain non-United States persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.

This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Legislation Involving Payments to Certain Foreign Entities

Under certain circumstances, the Foreign Account Tax Compliance Act (“FATCA”) requires us or our paying agent (in its capacity as such) to deduct and withhold a tax equal to 30% of any payments made on our notes to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign institution or entity is acting as an intermediary), and any person having the control, receipt, custody, disposal, or payment of any gross proceeds of sale or other disposition of our notes to deduct and withhold a tax equal to 30% of any such proceeds, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. You are encouraged to consult with your own tax advisors regarding the possible implications of these requirements on an investment in the notes.

PLAN OF DISTRIBUTION

Except as we may otherwise indicate in the applicable prospectus supplement, we will sell these securities directly, without an underwriter or selling agent, and the securities will be sold by our employees who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), our employees who sell securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

We plan to market the notes directly to the public and to our existing noteholders through newspaper, radio, internet, direct mail and other advertising. We may engage an unaffiliated third party (a “servicing agent”) to manage certain administrative and customer service functions relating to the notes, including handling all inquiries from potential investors, mailing investment kits, meeting with investors, processing subscription agreements and responding to all written and telephonic questions relating to the notes. We may elect to perform these duties ourselves.

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We will bear the expenses incurred in connection with the offer and sale of the notes, including document fulfillment expenses, legal and accounting fees, regulatory fees, due diligence expenses and marketing costs. No one will receive a commission based on notes sold or renewed.

We may distribute the notes in one or more transactions: (1) at a fixed price or prices, which may be changed; or (2) at negotiated prices. We may also sell notes in exchange for outstanding notes held by our existing noteholders.

We may agree to pay a servicing agent an annual portfolio management fee equal to a percentage of the weighted average principal balance of the notes outstanding for its services as servicing agent. In exchange for the annual portfolio management fee, such a servicing agent would manage specified customer service functions concerning the notes and act as an agent between us and the purchasers of the notes. The annual portfolio management fee also covers costs relating to maintenance of the investor relationship after the purchase of notes. This includes, among other things, addressing ministerial investor inquiries regarding the notes, the preparation of all confirmations, notices and statements, the coordination of interest payments, the establishment and maintenance of records relating to the notes, the preparation of all reports, statements and analyses regarding the notes, and all out-of-pocket expenses for the printing and mailing of confirmations, notices and statements to the investors. The amount of this fee will depend upon a number of variables, including the pace at which notes are sold, the terms of the notes sold and whether the notes are redeemed or repurchased.

We may engage an advertising and marketing company, not affiliated with us nor with any broker-dealer, to directly provide or manage the advertising and marketing functions related to the sale of the notes. These services may include media planning, media buying, creative and copy development, direct mail services, literature fulfillment, commercial printing, list management, list brokering, advertising consulting, efficiency analyses and other similar activities. If we retain an advertising agent, such agent will be compensated directly by us or its sub-service providers for these advertising and marketing services. This compensation is consistent with accepted normal advertising and marketing industry standards for similar services.

Prior to the offering, there has been no public market for the notes. We do not intend to list the notes on any securities exchange or include them for quotation on Nasdaq. No one is obligated to make a market in the notes, and we do not anticipate that a secondary market for the notes will develop.

We may vary the terms and conditions of the offer by state, locality or as otherwise described under “Description of the Notes – Interest Rate” and “– Variations in Terms and Conditions” in this prospectus. From time to time, we also may vary the terms and conditions of the securities offered by this prospectus depending on such factors as our liquidity requirements, the interest rate environment and other economic conditions.

LEGAL MATTERS

Certain legal matters in connection with the notes will be passed upon for us by Mark Creatura, Esq., Las Vegas, Nevada.

EXPERTS

The consolidated financial statements of Consumer Portfolio Services, Inc. as of and for the years ended December 31, 2018 and 2017, have been incorporated by reference herein in reliance upon the report of Crowe LLP, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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GLOSSARY

asset-backed securities — Securities that are backed by financial assets, such as automobile contracts and loans.

automobile contract — A retail installment sales contract or installment loan agreement secured by a new or used automobile, light-duty truck or van.

credit enhancement — Credit enhancement refers to a mechanism that is intended to protect the holders of the asset-backed securities against losses due to defaults by the obligors under the automobile contracts.

excess spread cash flows — The difference between the cash collected from automobile contracts in a securitization or warehouse credit facility in any period and the sum of (i) the interest and principal paid to investors on the indebtedness issued in connection with the securitization or warehouse credit facility, (ii) the costs of servicing the automobile contracts and (iii) certain other costs incurred in connection with completing and maintaining the securitization or warehousing.

overcollateralization — With respect to a securitization or warehouse credit facility, the excess of (a) the aggregate principal balance of the securitized or warehoused pool of automobile contracts over (b) the aggregate outstanding principal amount of the related indebtedness.

securitization or securitized — The process through which automobile contracts and other receivables are accumulated or pooled and sold to a trust which issues securities representing interests in the trust to investors.

servicing portfolio — All of the automobile contracts that we own and that we have sold in securitizations and into our warehouse credit facilities and service in connection with the Seawest securitizations and, in each case, continue to service.

special purpose entities — Our subsidiaries that were formed for the specific purpose of securitizing our automobile contract receivables and facilitating our warehouse, residual and other financing facilities.

spread account — An account required by the credit enhancer of a securitization or warehouse credit facility in order to protect the credit enhancer against credit losses. Generally, excess spread cash flow from the pool of automobile contracts is credited to the account and retained until the account balance reaches a set maximum balance. If the maximum balance set forth under the terms of a particular securitization or warehouse credit facility is attained, the excess spread cash flows and any surplus in the spread account are returned to us, our residual lenders or the purchaser of a residual interest, as the case may be. The maximum balance in a particular securitization may increase or decrease over time, and also may never be attained in any particular securitization or warehouse credit facility. Any remaining spread account balance is released to us, our residual lenders or the purchaser of a residual interest, as the case may be, upon termination of the securitization or warehouse credit facility.

warehousing — A method in which automobile contracts are financed by financial institutions on a short-term basis. In a warehousing arrangement, which we also refer to as a “warehouse credit facility”, automobile contracts are accumulated or pooled on a daily or less frequent basis and assigned or pledged as collateral for short-term borrowings until they are financed in a securitization.

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PROSPECTUS

CONSUMER PORTFOLIO SERVICES, INC.

This prospectus describes our offer of common stock, preferred stock, debt securities, warrants, rights, stock purchase contracts, depositary shares and units from time to time at prices and on terms determined at or prior to the offering. We may offer these securities up to an aggregate offering price of $100,000,000.

The specific terms of any offered securities will be described in a prospectus supplement. These securities may be offered to or through one or more underwriters, dealers and agents, directly to purchasers, or through any other manner permitted by law, on a continued or delayed basis. See “Plan of Distribution” in this prospectus. The plan of distribution for any particular offering of these securities may also be described in any applicable prospectus supplement. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which they will be offered will be included in one or more prospectus supplements to this prospectus relating to that offering.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities. The prospectus supplement may add to, change, update or supersede information contained in this prospectus. The prospectus supplement may also contain important information about U.S. federal income tax consequences. You should read carefully this prospectus together with any applicable prospectus supplement and the information incorporated by reference into this prospectus and any applicable prospectus supplement before you decide to invest in our securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “CPSS” On August 20. 2019, the closing price of our common stock as quoted on the NASDAQ Global Market was $3.62 per share. Each prospectus supplement will indicate whether the securities offered thereby are expected to be listed on any securities exchange.

Our principal executive office is located at 3800 Howard Hughes Parkway, Suite 1400, Las Vegas, NV 89169. Our telephone number is (949) 753-6800 and our company website is www.consumerportfolio.com. Information on our website is not incorporated into this prospectus and does not constitute a part of this prospectus.

Investing in our securities involves various risks. You should carefully consider the risk factors in the sections entitled “Forward-Looking Statements” beginning on page 2 and “Risk Factors” on page 2, the risk factors contained in our filings made with the Securities and Exchange Commission, and the risk factors in any applicable prospectus supplements, before deciding to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is August 21, 2019

You should rely only on the information contained or incorporated by reference into this prospectus. No dealer, sales person or other person is authorized to provide you with any information that differs from the information in this prospectus. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell common stock, preferred stock, debt securities, warrants to purchase any of such securities, rights to purchase any of such securities, stock purchase contracts, depositary shares and units that include any combination of such securities. We may offer these securities in one or more offerings up to a total aggregate dollar amount of $100,000,000.

In addition, under this shelf registration process certain selling Shareholders to be named in a prospectus supplement may from time to time sell up to 3,500,000 shares of our common stock.

This prospectus provides you with a general description of the securities covered by this prospectus, which is not intended to be a complete description of each security. Each time securities are sold under this shelf registration process, we and/or the selling Shareholders will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update, change or supersede any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the document having the later date modifies or supersedes the earlier statement. You should read the prospectus and any applicable prospectus supplement, together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION,” before deciding to invest in any of the securities being offered.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information contained or incorporated by reference in this prospectus and any supplement to this prospectus. No dealer, sales person or other person is authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any prospectus supplement does not constitute an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

You should not assume that the information in this prospectus and any prospectus supplement is accurate as of any date other than the date of the document containing the information. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus and any accompanying prospectus supplement, except as otherwise noted or unless the context indicates otherwise, references to "CPS," the "Company," "we," "our," and "us" refer to Consumer Portfolio Services, Inc. and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information about us and does not contain all the information that may be important to you. To understand the terms of the securities being offered by this prospectus, the associated prospectus supplement, and any free writing prospectus, we encourage you to read the entire prospectus, especially the risks of investing in the shares described under the section “Risk Factors,” and the documents identified under the caption “Incorporation of Documents by Reference.”

Company Overview

We are a specialty finance company. Our business is to purchase and service retail automobile contracts originated primarily by franchised automobile dealers and, to a lesser extent, by select independent dealers in the United States in the sale of new and used automobiles, light trucks and passenger vans. Through our automobile contract purchases, we provide indirect financing to the customers of dealers who have limited credit histories, low incomes or past credit problems, who we refer to as sub-prime customers. We serve as an alternative source of financing for dealers, facilitating sales to customers who otherwise might not be able to obtain financing from traditional sources, such as commercial banks, credit unions and the captive finance companies affiliated with major automobile manufacturers. In addition to purchasing installment purchase contracts directly from dealers, we have also acquired installment purchase contracts in merger and acquisition transactions, and purchased or originated (in amounts immaterial as of the date of this prospectus) loans secured by vehicles. In this report, we refer to all of such contracts and loans as "automobile contracts."

We were incorporated in California in 1991.  Our principal executive office is located 3800 Howard Hughes Parkway, Suite 1400, Las Vegas, NV 89169, and our telephone number is (949) 753-6800.  Our website address is www.consumerportfolio.com.  Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.  Our website address is included in this document as an inactive textual reference only.

RISK FACTORS

An investment in our securities involves various risks. Before you decide whether to purchase any of our securities, you should carefully consider the risks described below and in any applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. In particular, but without limitation, the risk factors discussed in our annual report on Form 10-K, our quarterly reports on Form 10-Q, and in our other filings with the SEC are factors that you should consider. See “Incorporation of Documents by Reference.”

The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently believe to be immaterial may also impair our business operations. Our business, financial conditions, or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains, and any applicable prospectus supplement or free writing prospectus, including the documents we incorporate by reference therein, may contain forward-looking statements.  Forward-looking statements include all statements that are not historical facts.  In some cases, you can identify forward-looking by words such as "believes," "expects," "anticipates," "may," "will," "should," "seeks," "approximately," "intends," "plans," or "estimates," or the negative of these words, or other similar expressions.  In particular, statements regarding expectations or opportunities, industry and other trends, new product expectations and capabilities, and our outlook regarding future financial performance or condition are forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  Although it is not possible to predict or identify all such risks and uncertainties, they may include, but are not limited to, the factors discussed under "Risk Factors" in our Annual Reports on Form 10-K, in our Quarterly Reports on Form 10-Q, any subsequently filed amendments to those reports, and in the applicable prospectus supplement and any free writing prospectuses that we authorize for a specific offering.  Some of the factors that might cause actual results to differ materially from those projected, anticipated or implied include the following:

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•	changes in general economic conditions;
•	changes in performance of our automobile contracts;
•	increases in interest rates;
•	our ability to generate sufficient operating and financing cash flows;
•	competition;
•	level of losses incurred on automobile contracts in our managed portfolio; and
•	adverse actions by courts or regulators

You should not place undue reliance on any forward-looking statements, which speak only as of the date such statements were first made. Except to the extent required by federal securities laws, we undertake no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Unless otherwise provided in an applicable prospectus supplement, we currently intend to use the net proceeds from the sale of the securities under this prospectus by us for general corporate purposes, which may include general and administrative expenses, capital expenses, repayment or refinancing of debt, acquisitions of, or investment in, properties, companies, subsidiaries or assets that complement our business, or repurchasing or redeeming our securities. We will set forth in a prospectus supplement relating to a specific offering by us our intended use for the net proceeds received from the sale of securities in that offering. Pending the application of the net proceeds, we may invest net proceeds in marketable securities and/or short-term investment grade securities.

We will not receive any proceeds from the sale of shares of our common stock by any selling Shareholder.

DILUTION

A prospectus supplement will set forth the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

•	the net tangible book value per share of our equity securities before and after the offering;

•	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

•	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that may be offered. The applicable prospectus supplement relating to any securities will describe the particular terms of the securities offered by that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also include information, where applicable, about material U.S. federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities are expected to be listed. The descriptions herein and in the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which are or will be filed with the SEC and will be available as described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

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We may sell from time to time, in one or more offerings:

•	common stock;
•	preferred stock;
•	debt securities;
•	warrants to purchase any of the securities listed above;
•	rights to purchase any of the securities listed above;
•	stock purchase contracts;
•	depositary shares; and
•	units that include any combination of the securities listed above.

We may offer these securities under this prospectus up to an aggregate offering price of $100,000,000. If debt securities are issued at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

Certain selling Shareholders may also sell from time to time, in one or more offerings, up to a total of 3,500,000 shares of our common stock under this prospectus, if so stated in a prospectus supplement.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that may be offered under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our articles of incorporation and bylaws, which are incorporated by reference into the registration statement, of which this prospectus forms a part. The terms of our common stock and preferred stock may also be affected by California law.

Authorized Capital Stock

Our authorized capital stock consists of 75,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, $1.00 par value per share. As of June 30, 2019, we had 22,525,718 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Subject to limitations prescribed by law or the rules of any stock exchange on which our securities may be listed or traded, we may issue our common stock from time to time upon such terms and for such consideration as may be determined by our board of directors. Generally, the issuance of common stock, up to the aggregate amounts authorized by our articles of incorporation and any limitations prescribed by law or the rules of any stock exchange on which our securities may be listed or traded, will not require approval of our Shareholders.

Voting

The holders of our common stock, subject to any rights that may be granted to any preferred Shareholders, elect all directors. Our common stock has cumulative voting rights in the election of directors if and only if a shareholder demands cumulative voting with respect to any particular election.

For all other matters submitted to a vote of Shareholders, each holder of common stock is entitled to one vote for each share registered in the Shareholder’s name. Directors are elected by a plurality of the shares voting in person or by proxy. A plurality means receiving the largest number of votes, regardless of whether that is a majority.

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Dividends

Holders of common stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock may be paid to holders of shares of common stock. It is our current policy to retain future earnings to finance operations and expansion. Accordingly, we have not, and do not contemplate, declaring or paying cash dividends in the foreseeable future. Any future payment of dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, cash requirements and other factors deemed relevant by our board of directors, including the terms of our indebtedness. In addition, provisions in agreements governing our long-term indebtedness restrict the amount of dividends that we may pay to our Shareholders. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” of our Annual Report on Form 10-K for the year ended December 31, 2014.

Liquidation and Dissolution

If we are liquidated or dissolve, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities, subject to the prior rights of any outstanding preferred stock.

Other Rights and Restrictions

Holders of our common stock have no redemption, preemptive, subscription or similar rights, are not entitled to the benefits of any sinking fund, and have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. Our articles of incorporation and bylaws do not restrict the ability of a holder of common stock to transfer the Shareholder’s shares of common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock.

Listing

Our common stock is listed on the NASDAQ Global Market, Inc. under the symbol “CPSS” On August 20, 2019, the closing price of our common stock as quoted on the NASDAQ Global Market, Inc. was $3.62 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Anti-Takeover Provisions of Our Articles of incorporation and Bylaws

Our articles of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions are summarized below.

Authorized but Unissued Capital Stock

We currently have 75,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock. Due to our authorized but unissued common stock and preferred stock, our board of directors may be able to discourage or make any attempt to obtain control of us more difficult. If, in the exercise of its fiduciary obligations, our board of directors determines that a takeover proposal is not in our best interest, the board of directors could issue a portion of these shares without Shareholder approval, subject to any limitations prescribed by law or the rules of any stock exchange on which our securities may be listed. These shares could be issued in one or more transactions that might prevent or make the completion of a proposed change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent Shareholder group;
•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors; or
•	effecting an acquisition that might complicate or preclude the takeover.

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In this regard, our articles of incorporation grant our board of directors broad power to establish the rights, preferences and limitations of the authorized and unissued shares of our preferred stock. For example, our board of directors could establish one or more series of preferred stock that entitle holders to:

•	vote separately as a class on any proposed merger or consolidation;
•	cast a proportionately larger vote together with our common stock on any proposed transaction or other voting matter;
•	elect directors having terms of office or voting rights greater than those of our other directors;
•	convert preferred stock into a greater number of shares of our common stock or other securities;
•	demand redemption at a specified price under prescribed circumstances related to a change of control of us; or
•	exercise other rights designed to impede a takeover.

Liability and Indemnification of Directors

As permitted by the California Corporations Code, we have adopted provisions in our articles of incorporation and bylaws that provide for the indemnification of our directors and officers to the fullest extent permitted by applicable law. These provisions, among other things, indemnify each of our directors and officers for certain expenses, including judgments, fines, and amounts paid in settling or otherwise disposing of actions or threatened actions, incurred by reason of the fact that such person was a director or officer of the Company.

In addition, we may in the future enter into indemnification agreements with some or all of our directors and officers pursuant to which we will indemnify them against judgments, claims, damages, losses, and expenses incurred as a result of the fact that any such individual, in his capacity as an officer or director, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements may provide for our advancing certain expenses (such as attorney’s fees, witness fees, damages, judgments, fines and settlement costs) in connection with any such suit or proceeding.

We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against certain losses resulting from acts committed by them in their capacities as our directors and officers, including liabilities arising under the federal securities laws.

Preferred Stock

Our articles of incorporation authorizes our board to issue up to 10,000,000 shares of preferred stock in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or other provisions as may be fixed by the board. Our board of directors has previously authorized the issuance of two series of preferred stock, designated “Class A Preferred” (the “Class A Preferred”) and “Series B Convertible Preferred” (the “Series B Preferred”). All of such authorized shares were issued, none remain available for issuance, and none remain outstanding. The authority to authorize issuance of up to 4,998,130 shares of preferred stock, in one or more series, remains.

While providing desired flexibility in connection with possible acquisitions and other corporate purposes, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the Shareholders. Shares of preferred stock may be convertible into common stock based on terms, conditions, rates and subject to such adjustments set by the board. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock, including the loss of voting control to others, and negatively affect any dividend payments or liquidation payments to holders of our common stock. No shares of preferred stock are currently outstanding.

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If we decide to issue any preferred stock pursuant to this prospectus, we will describe in a prospectus supplement the terms of the preferred stock, including, if applicable, the following:

•	the title of the series and stated value;
•	the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;
•	applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;
•	the date from which dividends on the preferred stock will accumulate, if applicable;
•	any procedures for auction and remarketing;
•	any provisions for a sinking fund;
•	any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;
•	any securities exchange listing;
•	any voting rights and powers;
•	whether interests in the preferred stock will be represented by depositary shares;
•	the terms and conditions, if applicable, of conversion into shares of our common stock, including the conversion price or rate or manner of calculation thereof;
•	a discussion of any material U.S. federal income tax considerations;
•	the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;
•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and
•	any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities that may be offered under this prospectus, we will describe the particular terms of any debt securities that may be offered in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities offered under that prospectus supplement may differ from the terms we describe below.

Senior notes will be issued under a senior indenture, and subordinated notes will be issued under a subordinated indenture. Each indenture for debt securities issued by us will be entered into between us and a trustee to be named in such indenture. We have filed forms of the senior indenture and the subordinated indenture as exhibits to the registration statement, of which this prospectus forms a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of senior notes, subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, the provisions of the indenture applicable to a particular series of debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

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General

If we decide to issue any senior notes or subordinated notes pursuant to this prospectus, we will describe in a prospectus supplement the terms of the series of notes, including the following:

•	the title;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of notes in global form, and, if so, who the depository will be;
•	the maturity date;
•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	whether or not the notes will be secured or unsecured, and the terms of any secured debt;
•	whether or not the notes will be senior or subordinated;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;
•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;
•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;
•	whether we will be restricted from incurring any additional indebtedness;
•	a discussion of any material or special U.S. federal income tax considerations;
•	the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. Any convertible debt securities that may be offered shall be convertible only into the common stock or preferred stock of the Company. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indentures

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;
•	if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and
•	if we experience specified events of bankruptcy, insolvency or reorganization.

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If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, or premium, if any, on and accrued interest, if any, on the debt securities due and payable immediately.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, or premium, if any, on and accrued interest, if any, on the notes due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except uncured defaults or events of default regarding payment of principal, or premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the notes of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies, if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and
•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal of, or the premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; or
•	to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, we and the trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, the rate of interest or any premium payable upon the redemption of any debt securities;
•	reducing the minimum percentage of notes, the holders of which are required to consent to any amendment.

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Discharge

Each indenture provides that we can elect, under specified circumstances, to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	compensate and indemnify the trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, or DTC, or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will not require any payment for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	reissue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

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Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given to it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest payment.

We will pay principal of and any premium and interest on the notes of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in The City of New York as our sole paying agent for payments with respect to notes of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the notes of a particular series. We will maintain a paying agent in each place of payment for the notes of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any notes which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part.

General

We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

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We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement with a warrant agent. We will indicate the name and address and other information regarding the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

Terms

If we decide to issue warrants pursuant to this prospectus, we will specify in a prospectus supplement the terms of the series of warrants, including, if applicable, the following:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreement and warrants may be modified;
•	a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m. Eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

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Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF RIGHTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the rights that we may offer under this prospectus and the related rights agent or subscription agent agreements and rights certificates. While the terms summarized below will apply generally to any rights that we may offer, we will describe the particular terms of any series of rights in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any rights offered under that prospectus supplement may differ from the terms described below. Specific rights agent or subscription agent agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part.

General

We may issue rights to purchase common stock, preferred stock, warrants or debt securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights issuance, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights issuance. Rights may be issued independently or together with any of our common stock, preferred stock, warrants and/or debt securities offered by a prospectus supplement, and may be attached to or separate from those offered securities. Each series of rights will be issued under a separate rights agent or subscription agent agreement to be entered into between us and a bank or trust company, as rights agent or subscription agent, as applicable, all as further set forth in the prospectus supplement relating to the particular issue of rights. The rights agent or subscription agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. A copy of the form of rights certificate representing a series of rights, will be filed with the SEC in connection with the offering of a particular series of rights.

Terms

The prospectus supplement relating to a particular issue of rights to purchase our common stock, preferred stock and/or warrants will describe the terms of those rights, which may include, without limitation, one or more of the following:

•	the date of determining the security holders entitled to the rights distribution;
•	the aggregate number of rights issued and the aggregate number of shares of common stock or preferred stock or warrants purchasable upon exercise of the rights;
•	the exercise price;
•	the conditions to completion of the rights offering;
•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and
•	a discussion of any material U.S. federal income tax considerations.

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Exercise of Rights

Each right would entitle the holder of the right to purchase at the exercise price set forth in the applicable prospectus supplement the number of shares of common stock or preferred stock or warrants being offered. Holders may exercise rights at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised rights will be void. Holders may exercise rights as described in the prospectus supplement relating to the rights being issued. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Until a holder exercises the rights to purchase shares of our common stock or preferred stock or warrants, the holder will not have any rights as a holder of shares of our common stock or preferred stock or warrants, as the case may be, by virtue of ownership of the rights.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the stock purchase contracts that we may offer under this prospectus. While the terms summarized below will apply generally to any stock purchase contracts that we may offer, we will describe the particular terms of any series of stock purchase contracts in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any stock purchase contracts offered under that prospectus supplement may differ from the terms described below.

General

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of shares of common stock or preferred stock at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of shares of common stock or preferred stock. The price per share of the common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts.

We may issue stock purchase contracts separately or as a part of units each consisting of a stock purchase contract and one or more of the other securities described in this prospectus or securities of third parties. If we issue a stock purchase contract as part of a unit, the applicable prospectus supplement will state whether the stock purchase contract will be separable from the other securities in the unit before the stock purchase contract settlement date. The stock purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure the holder’s obligations in a manner specified in the applicable prospectus supplement, and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

Terms

The prospectus supplement relating to a particular issuance of stock purchase contracts will describe the terms of those stock purchase contracts, which may include, without limitation, one or more of the following:

•	whether the stock purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the common stock or preferred stock subject to the stock purchase contract, and the nature and amount of such common stock or preferred stock, or the method of determining those amounts;
•	whether the stock purchase contracts are to be prepaid or not;
•	whether the stock purchase contracts will be issued as part of a unit and, if so, the other securities comprising the unit;
•	whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value or performance of the common stock or preferred stock subject to the stock purchase contract;
•	any acceleration, cancellation, termination, or other provisions relating to the settlement of the stock purchase contracts; and
•	whether the stock purchase contracts will be issued in fully registered or global form.

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DESCRIPTION OF DEPOSITARY SHARES

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the depositary shares that we may offer under this prospectus. While the terms summarized below will apply generally to any depositary shares that we may offer, we will describe the particular terms of any depositary shares in more detail in the applicable prospectus supplement to this prospectus. If we indicate in the prospectus supplement, the terms of any depositary shares offered under that prospectus supplement may differ from the terms described below. Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement, of which this prospectus forms a part.

General

We may elect to offer fractional shares or some multiple of shares of preferred stock, rather than offer whole shares of preferred stock. If we choose to do this, we will issue receipts for depositary shares. Each depositary share will represent a fraction or some multiple of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company, which we will select. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $500,000,000. The prospectus supplement relating to a series of depositary shares will state the name and address of the depositary. Unless otherwise provided by the deposit agreement, each owner of depositary shares will be entitled, in proportion to the applicable fraction or multiple of a share of preferred stock underlying the depositary shares, to all the rights and preferences of the preferred stock underlying the depositary shares including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interest in or multiple of shares of the related series of preferred stock in accordance with the terms of the offering described in the related prospectus supplement.

Dividends and other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to preferred stock to the record holders of depositary shares relating to the preferred stock in proportion to the numbers of the depositary shares owned by the holders on the relevant record date. However, the depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the record holders of depositary shares entitled to it, unless the depositary determines that it is not feasible to make the distribution. If this happens, the depositary may, with our approval, sell the property and distribute the net sale proceeds to the holders.

Redemption of Depositary Shares

If a series of the preferred stock underlying the depositary shares is redeemed in whole or in part, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price for each depositary share will be equal to the applicable fraction or multiple of the redemption price for each share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem on the same redemption date the number of depositary shares relating to the shares of preferred stock so redeemed. If less than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionally as may be determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be considered outstanding and all rights of the holders of depositary shares will cease, except the right to receive the money, securities or other property payable upon the redemption and any money, securities or other property to which the holders of the redeemed depositary shares were entitled upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

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Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary how to exercise the voting rights pertaining to the number of shares of preferred stock underlying the holder’s depositary shares. The depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary may consider necessary in order to enable the depositary to vote the shares.

Amendment and Termination of Deposit Agreement

We may enter into an agreement with the depositary at any time to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, the holders of a majority of the depositary shares must approve any amendment that materially and adversely alters the rights of the existing holders of depositary shares. We or the depositary may terminate the deposit agreement only if (i) all outstanding depositary shares issued under the agreement have been redeemed, or (ii) a final distribution in connection with any liquidation, dissolution or winding up has been made to the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal will take effect when a successor depositary has been appointed and has accepted the appointment. Appointment must occur within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $500,000,000.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Further, both of us may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

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DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms summarized below will apply generally to any units that we may offer, we will describe the particular terms of any series of rights in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any units offered under that prospectus supplement may differ from the terms described below.

We may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, warrants, rights, stock purchase contracts, or depositary shares or any combination of such securities under this prospectus. The specific terms and conditions of the units will be described in a supplement to this prospectus which may include, without limitation, one or more of the following:

•	the title of the series of units;
•	the identification and description of the separate securities comprising the units;
•	the price or prices at which the units will be issued;
•	the date, if any, on and after which the securities comprising the units will be separately transferrable; and
•	any other material terms of the units and the securities comprising such units.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its nominee. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which will in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

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Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security held by a depositary that represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

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If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;
•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above under “— Legal Holders”;
•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;
•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and
•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When A Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

The global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;
•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

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PLAN OF DISTRIBUTION

The securities being offered by this prospectus and any applicable prospectus supplement may be sold in one or more of the following ways from time to time:

•	through agents to the public or to investors;
•	to one or more underwriters for resale to the public or to investors;
•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	directly to investors in privately negotiated transactions;
•	through a combination of these methods of sale; or
•	through any other manner permitted under applicable law and described in an applicable prospectus supplement.

The securities that are distributed by any of these methods may be sold, in one or more transactions, at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to prevailing market prices; or
•	negotiated prices.

A prospectus supplement will set forth the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;
•	the purchase price of the securities being offered and the proceeds to be received from the sale;
•	any over-allotment options under which underwriters may purchase additional securities;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	the public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which such securities may be listed.

Underwriters

If underwriters are used for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. Any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers may be changed from time to time. Underwriters with whom we and/or the selling Shareholders have a material relationship may be used, and if so, the applicable prospectus supplement will name the underwriter the nature of any such relationship.

In addition, the selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales covered by the registration statement.

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Agents

Agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis may be designated.

Direct Sales

Securities may also be sold directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We and/or the selling Shareholders may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us and/or the selling Shareholders in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The NASDAQ Global Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any of the securities.

Stabilization Activities

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

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WHERE YOU CAN FIND MORE INFORMATION

We maintain an Internet website at http://www.consumerportfolio.com which contains information concerning us and our subsidiaries. The information contained on our Internet website and those of our subsidiaries is not incorporated by reference in this prospectus and does not constitute a part of this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3, as amended, under the Securities Act with respect to the securities being offered under this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. For further information about us and our securities, please see the registration statement and our other filings with the SEC, including our annual, quarterly, and current reports and proxy statements, which you may read and copy at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our public filings with the SEC are also available to the public on the SEC’s Internet website at www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information that we file with the SEC.  This permits us to disclose important information to you by referencing these filed documents.  Any information referenced this way is considered part of this prospectus, and any information filed with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.  We incorporate by reference the following documents which have been filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed February 25, 2015 (including the information specifically incorporated by reference therein from our definitive proxy statement on Schedule 14A, filed April 27, 2015);
•	Quarterly Report on Form 10-Q for the three-month period ended March 31, 2015, filed April 24, 2015
•	Current Reports on Form 8-K filed on January 22, March 26, April 23, April 24, May 22, and June 23, 2015; and
•	The description of our common stock set forth in our registration statements on Form 8-A, filed on September 4, 1992, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in that report, is not incorporated by reference in this prospectus.

We will provide without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference to this prospectus.  Requests should be directed to:

Consumer Portfolio Services, Inc.
3800 Howard Hughes Pkwy., Suite 1400
Las Vegas, NV 89169
(949) 753-6800
Attn.:  Corporate Secretary

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplements and any applicable free writing prospectuses.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  The information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus, the information contained in any accompanying prospectus supplement or related free writing prospectus will be accurate only as of the date of that document, and the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of such document.  Our business, financial condition, results of operations and prospects may have changed materially since that date.

Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus.

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LEGAL MATTERS

In connection with particular offerings of securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Mark Creatura, Esq., Las Vegas, Nevada, and by Alston & Bird, LLP, Dallas, Texas or other qualified counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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CONSUMER PORTFOLIO SERVICES, INC.

Debt Securities

Prospectus

August 21, 2019